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Exhibit 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

SHARE PURCHASE AGREEMENT

 SHARE PURCHASE AGREEMENT

        THIS AGREEMENT made as of the 30th day of April, 2008.

AMONG:

  COBALT PHARMACEUTICALS INC. ("Cobalt"), a corporation incorporated under the laws of the Province of Ontario, and MELVILLE HOLDINGS LIMITED ("Melville"), a corporation incorporated under the laws of Malta,

  (hereinafter collectively called the "Sellers" and sometimes individually a "Seller")

OF THE FIRST PART

  - and -

  1765800 ONTARIO LIMITED, a corporation incorporated under the laws of the Province of Ontario;

  (hereinafter called the "Buyer")

OF THE SECOND PART

  - and -

  ORYX PHARMACEUTICALS, INC., a corporation incorporated under the laws of the Province of Ontario

  (hereinafter called the "Corporation")

OF THE THIRD PART

  - and -

  SEPRACOR INC., a corporation incorporated under the laws of the State of Delaware

  (hereinafter called "Sepracor")

OF THE FOURTH PART

  - and -

  ARROW GROUP A.p.S., a corporation incorporated under the laws of Denmark

  (hereinafter called "Arrow")

OF THE FIFTH PART

        WHEREAS the authorized capital of the Corporation consists of an unlimited number of Class "A" Shares and an unlimited number of common shares, of which 17,959,909 Class "A" Shares and 10,000,000 common shares (the "Current Issued Shares") are presently issued and outstanding;

        AND WHEREAS the Corporation has options outstanding which it has granted to certain of its employees to acquire up to an aggregate of 732,500 authorized and unissued common shares of the Corporation (collectively the "Outstanding Options", which term includes any options which may be granted by the Corporation to such employees in substitution for such outstanding options), pursuant to a stock option plan dated the 24th day of June, 2002 approved by the board of directors of the Corporation (such stock option plan, as the same has been amended to the date hereof being hereinafter referred to as the "Stock Option Plan"), the particulars of which Outstanding Options, including the identity of the optionees, the number of common shares which may be acquired by each such optionee, and the exercise price, vesting and expiry of each such Outstanding Option, are set forth in Schedule "1" hereto;

        AND WHEREAS the Buyer, upon and subject to the terms and conditions hereinafter set forth, desires to acquire from the Sellers, and the Sellers desire to sell and transfer to the Buyer, all of the issued shares in the capital of the Corporation outstanding at Closing (as hereafter defined) on the basis that the Outstanding Options will have been exercised or cancelled prior thereto and that the shares issued pursuant to the exercise of the Outstanding Options will be included in the shares being purchased and sold pursuant hereto;

        AND WHEREAS the Corporation is a subsidiary of Cobalt which is, in turn, an indirect wholly owned subsidiary of Arrow and the Buyer is a direct wholly owned subsidiary of Sepracor;

        NOW THEREFORE WITNESSETH that in consideration of the covenants, agreements, warranties and payments herein set out and provided for, the Parties hereto hereby respectively covenant and agree as follows:

 ARTICLE 1
INTERPRETATION

1.1   Definitions

        Wherever used in this Agreement the words and terms, "Accounting Records", "Accounts Receivable", "Additional Products", "Affiliate", "Agreement", "Applicable Law", "Assets", "Authorized Pre-Closing Transactions", "Benefit Plans", "Books and Records", "Brand Pharmaceutical Product", "Business", "Business Day", "Buyer's Counsel", "Claim", "Closing Date", "Closing", Closing Document", "Closing Financial Statements", "Closing Time", "Collective Agreement", "Competing Generic Product", "Confidentiality Agreement", "Contingent Oryx Product", "Contracts", "Corporation Financial Statements", "Cross-Licence Agreements", "Direct Claim", "DIN", "Employees", "Encumbrances", "Environmental Laws", "Equipment", "Escrow Agent", "Escrow Agreement—Security", "Escrow Agreement—Withheld Amount", "Escrow Amount", "Execution Date", "Food and Drugs Act", "Formulary", "Generally Accepted Accounting Principles", "Governmental Authority", "including", "Indemnifier", "Indemnified Party", "Indemnity Payment", "Independent Accountant", "Intellectual Property", "Interim Period", "Inventory", "Key Employees", "Knowledge", "Licence", "Licence and Marketing Agreements", "Licensed Intellectual Property", "Licensed Software", "Licencor", "Loss", "Model Key Employee Agreement", "NDS", "New Products", "NOC", "Occupational Health and Safety Acts", "Order", "ordinary course", "Owned Intellectual Property", "parties", "Personal Information", "Permitted Encumbrances", "Person", "Personal Information", "Premises", "Privacy Legislation", "Products", "Purchase Price", "Purchased Shares", "Regulatory Approval", "Regulatory Authorities", "Related Party Agreements", "Representative", "Sellers' Counsel", "Sellers' Required Consents and Approvals", "Service and Cost Sharing Agreement", "Specifications", "Tax Act", "Tax Losses", "Tax Returns", "Taxes", "Terminated Agreements", "Third Party Claim", "Time of Closing", "TPD" and "Withheld Amount" shall have the respective meanings set out in Exhibit 1 annexed hereto. In addition, words and expressions parenthetically defined elsewhere in this Agreement, including the recitals hereto, shall, throughout this Agreement, have the meanings therein provided. Defined terms shall be used in the singular or in the plural, as sense shall require.

1.2   Entire Agreement

        This Agreement, including the Exhibits and Schedules hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as expressly set forth herein, subject to any other agreement among, inter alia, the Sellers and the Buyer that specifically make reference to this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to constitute or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.3   Applicable Law

        This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to principles of conflicts of laws, and shall be treated, in all respects, as an Ontario contract, irrespective of the place of execution or the order in which the signatures of the Parties are affixed, or the place or places of performance.

1.4   Determination of Time

        When calculating the period of time within which or following when any act is to be done or steps taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be included. If the last day for calculating such period is not a Business Day the period in question shall end on the next Business Day.

1.5   Currency

        Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

1.6   Interpretation Not Affected by Headings or Party Drafting

        The division of this Agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the schedules to this Agreement and not to any particular article, section, paragraph, clause or other portion of this Agreement and include any agreement or instrument supplementary or ancillary to this Agreement. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

1.7   Number and Gender

        In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

  (a)
  words in the singular number include the plural and such words shall be construed as if the plural had been used;

  (b)
  words in the plural include the singular and such words shall be construed as if the singular had been used; and

  (c)
  words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.8   Statutory References

        A reference to a statute or a section of a statute shall include and shall be deemed to be a reference to such statute or section and to the regulations made pursuant thereto, with all amendments made thereto and in force at the relevant time, and to any statute, section of a statute or regulation that may be passed which has the effect of supplementing or superseding the statute or section so referred to or the regulations made pursuant thereto.

1.9   Disclosure Schedules and Exhibits

        The following are the Schedules and Exhibits which are incorporated in and shall be deemed to form part of this Agreement:

Reference	Description
Exhibit 1	Definitions
Exhibit 2	Escrow Agreement—Security
Exhibit 3	Escrow Agreement—Withheld Amount
Exhibit 4	Letter of Credit
Exhibit 5	Standard Sepracor Canadian Offer Package
Exhibit 6	Transitional Service Agreement
Schedule 1	Outstanding Options
Schedule 1.1(A)	Corporation Financial Statements
Schedule 1.1(B)	List of tangible fixed assets
Schedule 1.1(C)	Knowledge
Schedule 1.1(D)	Permitted Encumbrances
Schedule 1.1(E)	Products
Schedule 1.1(F)	Additional Products
Schedule 1.1(G)	Related Party Agreements
Schedule 1.1(H)	Contingent Oryx Product
Schedule 3.1(g)	Related Party Indebtedness
Schedule 3.1(h)	Approvals of Governmental Authorities
Schedule 3.1(i)	Sellers' Required Consents and Approvals
Schedule 3.1(n)	Corporate Records
Schedule 3.1(p)	Qualification re Financial Statements
Schedule 3.1(r)	Post December 31, 2007 Events
Schedule 3.1(t)	Payments to Sellers and Corporate Officers
Schedule 3.1(u)	Prepayment of Indebtedness
Schedule 3.1(w)	Inventory Values
Schedule 3.1(z)	Litigation
Schedule 3.1(cc)	Product Liability
Schedule 3.1(gg)	Employee Information
Schedule 3.1(ii)	Benefit Plans
Schedule 3.1(jj)	Qualification re Title to Assets
Schedule 3.1(kk)	Asset Location and Control
Schedule 3.1(qq)	Inventory
Schedule 3.1(rr)	Intellectual Property
Schedule 3.1(ss)	Software
Schedule 3.1(tt)	Licences
Schedule 3.1(vv)	Insurance
Schedule 3.1(ww)	Contracts
Schedule 3.1(xx)	Contract Status
Schedule 3.1(bbb)	Banking and Trade Accounts and Powers of Attorney
Schedule 4.1(b)(vi)	Authorized Capital Expenditures
Schedule 4.1(l)(A)	Key Employees
Schedule 4.1(l)(B)	Sales Employees

 ARTICLE 2
PURCHASE AND SALE

2.1   Purchase and Sale of Purchased Shares

        At the Closing Time on the Closing Date, the Sellers shall sell and the Buyer shall purchase the Purchased Shares, upon and subject to the terms of this Agreement.

2.2   Purchase Price

        Subject to adjustment, if any, pursuant to Section 2.7 below, the purchase price for the Purchased Shares (the "Purchase Price"), shall be determined and paid to the Sellers as follows:

  (a)
  The Buyer shall pay the Sellers $50,000,000 (the "Initial Purchase Price"), which Initial Purchase Price shall be allocated as between and paid to the Sellers as follows:

  (i)
  Cdn $1.00 (or the US dollar equivalent thereof at the rate of exchange prevailing at the opening of business on the Closing Date as calculated in accordance with the provisions of Section 2.7(f)) for each Class "A" Share held by such Seller at the Time of Closing; and

  (ii)
  the balance of the Initial Purchase Price shall be paid to the Sellers pro rata in proportion to the number of common shares held by each at the Time of Closing.

  (b)
  As additional consideration for the sale of the Purchased Shares to the Buyer, the Buyer shall make the following milestone payments (the "Milestone Payments") to the Sellers (and Sepracor shall cause the Buyer to make such Milestone Payments) upon each of the milestone events specified below (each, a "Milestone Event"):

Milestone Event	Milestone Payment
[**]	$2,500,000
[**]	$2,500,000
[**]	$2,500,000
[**]	$2,500,000
[**]	$10,000,000

2.3   Satisfaction of Purchase Price

  (a)
  At the Time of Closing the Buyer shall pay the Initial Purchase Price to the Sellers (or as they may direct in writing) by certified cheque, bank draft, wire transfer or other immediately available funds; provided, however, that the payment of the portion of the Initial Purchase Price payable to Melville shall be subject to Section 2.4 below.

  (b)
  The Buyer and Sepracor will report in writing the occurrence of each Milestone Event to the Sellers within 5 Business Days of the date on which the Milestone Event has occurred and the Buyer and Sepracor will, on a joint and several basis, pay the corresponding Milestone Payment within [**] of the date on which the Milestone Event has occurred, regardless of whether two or more milestones occur at the same time. Each Milestone Payment shall be allocated as between and paid to the Sellers pro rata in proportion to the number of common shares of the Corporation held by each at the Time of Closing. The Buyer shall pay and Sepracor shall cause the Buyer to pay the Milestone Payments to the Sellers (or as they may direct in writing) by certified cheque, bank draft, wire transfer or other immediately available funds; provided, however, that the payment of the portion of the Milestone Payment payable to Melville shall be subject to Section 2.4 below. The payment of the Milestone Payments by the Buyer shall be without reduction, deduction or set-off for long as and to the extent that all or any portion of the Escrow Amount (or Letter of Credit) is held in escrow by the Escrow Agent under the Escrow Agreement—Security. The Buyer or Sepracor will pay interest to the Sellers on the unpaid portion of any Milestone Payment which is not paid on its due date at a rate per annum which is equal to the prime commercial rate of interest of the Royal Bank of Canada (Main Branch Toronto) for US$ demand loans from time to time plus [**]%, calculated daily and compounded monthly, from the due date until paid.

2.4   Withholding Taxes

  (a)
  Subject to this Section 2.4, Melville will take all reasonable steps to obtain and deliver to the Buyer, on or before the Closing Time, a certificate issued by the Minister of National Revenue pursuant to section 116 of the Tax Act in respect of the sale of the Purchased Shares to the Buyer.

  (b)
  If a certificate issued by the Minister of National Revenue pursuant to subsection 116(2) of the Tax Act in respect of the sale of the Purchased Shares to the Buyer, specifying a certificate limit in an amount which is not less than the proportionate share of the Purchase Price payable to Melville, is not delivered to the Buyer at or before the Closing Time the Buyer shall be entitled to withhold from the proportionate share of the Purchase Price payable to Melville at the Closing Time the amount that the Buyer may be required to remit pursuant to subsection 116(5) of the Tax Act in connection with such purchase (the "Withheld Amount"), which Withheld Amount will be paid by the Buyer to the Escrow Agent to be held by the Escrow Agent in an interest-bearing trust account.

  (c)
  If, prior to the 27th day after the end of the month in which the Closing Time occurs, Melville delivers to the Buyer a certificate issued by the Minister of National Revenue pursuant to subsection 116(2) or subsection 116(4) of the Tax Act in respect of the sale of the Purchased Shares to the Buyer, the Buyer will promptly pay to Melville an amount equal to the lesser of (i) the Withheld Amount and (ii) the Withheld Amount less the percentage specified in subsection 116(5) of the Tax Act multiplied by the amount, if any, by which Melville's proportionate share of the Purchase Price exceeds the amount specified in such certificate as the certificate limit or proceeds of disposition, together with any interest earned on the amount withheld to the date of such payment (less any applicable withholding Tax). The time at which a certificate is to be delivered to the Buyer under this Section 2.4(c) will be extended to such later time that the Canada Revenue Agency confirms in writing the Buyer may continue to hold the amount withheld pursuant to Section 2.4(b).

  (d)
  If the Buyer has withheld an amount pursuant to Section 2.4(b) and Melville does not deliver to the Buyer, prior to the 27th day after the end of the month in which the Closing Time occurs, a certificate issued by the Minister of National Revenue pursuant to subsection 116(2) or subsection 116(4) of the Tax Act in respect of the sale of the Purchased Shares to the Buyer specifying a certificate limit or proceeds of disposition equal or greater than the proportionate share of the Purchase Price payable to Melville at or before such time, the Buyer will remit to the Receiver General of Canada the amount required to be remitted pursuant to subsection 116(5) of the Tax Act and the amount so remitted shall be credited to the Buyer as a payment to Melville on account of the Purchase Price. The Buyer will pay to Melville any remaining portion of the Withheld Amount, together with interest earned on the Withheld Amount prior to such remittance (less any applicable withholding Tax). The time at which a certificate is to be delivered to the Buyer under this Section 2.4(d) will be extended to such later time that the Canada Revenue Agency confirms in writing the Buyer may continue to hold the Withheld Amount pursuant to Section 2.4(b).

  (e)
  If the proportionate share of the Purchase Price payable to Melville is increased pursuant to Section 2.7 then, to the extent necessary to allow the Buyer to meet its withholding and remittance obligations under subsection 116(5) of the Tax Act, the payment of any such increased amount to Melville shall become subject to the provisions of Section 2.4(b), (c) and (d).

2.5   Escrow of Withheld Amount

        The Withheld Amount shall be delivered to the Escrow Agent, if necessary, and shall be remitted by the Escrow Agent to the Canada Revenue Agency or to Melville, as the case may be, in accordance with the provisions of Section 2.4 and the Escrow Agreement—Withheld Amount. The Parties agree that the release of the Withheld Amount and the duties and obligations of the Escrow Agent shall be governed by the terms and conditions set forth in Escrow Agreement—Withheld Amount to be executed and delivered at Closing.

2.6   Security for Indemnity Payment:

        To secure the obligations, if any, of the Sellers to make a payment to the Buyer pursuant to Section 2.7, if required, or any Indemnity Payment pursuant to Section 6.1 hereof, on Closing the Sellers and the Buyer shall execute and deliver, and the Buyer shall cause the Escrow Agent to execute and deliver, the Escrow Agreement—Security and the Sellers shall deliver to the Escrow Agent, at the option of the Sellers, the sum of $7,500,000.00 (the "Escrow Amount"), in immediately available funds, or a clean irrevocable letter of credit (the "Letter of Credit") issued by the Royal Bank of Canada (or any other financial institution reasonably acceptable to the Sellers and the Buyer) showing the Escrow Agent, in trust, as the beneficiary thereof and providing:

  (a)
  an initial face amount of $7,500,000.00;

  (b)
  a term of [**] (through an initial term of [**] with automatic renewal unless the Royal Bank or such financial institution notifies the Escrow Agent at least 30 days in advance of the expiry that the Letter of Credit will not be renewed, subject to the rights of the Escrow Agent set forth in the Escrow Agreement—Security)

which Letter of Credit shall be in the form of the draft letter of credit annexed hereto as Exhibit 4.

2.7   Working Capital Adjustment

  (a)
  Buyer will cause the Corporation to prepare and deliver to the Sellers and the Buyer as soon as practicable after the Closing Date but not later than 60 days following the Closing Date, financial statements of the Corporation, consisting of a balance sheet, statements of income and retained earnings (the "Closing Financial Statements"), and a calculation of the Closing Net Working Capital (as defined below) based on the Closing Financial Statements, each as of and for the period ended on the Closing Date. The Closing Financial Statements will present the balance sheet of the Corporation as of the Closing Date and the Corporation's statement of income and retained earnings from January 1, 2008 through the Closing Date, and shall be prepared using the same Generally Accepted Accounting Principles used in the preparation of the Corporation Financial Statements and as may be otherwise required by the terms of this Agreement. In preparing the Closing Financial Statements:

  (i)
  an accrual shall be included for the Corporation's obligations on account of employee vacation pay up to and including the Closing Date;

  (ii)
  shall not provide an accrual for accounting fees (internal or outside accounting firm) of the Corporation or the anticipated costs for the services of the Independent Accountant,

      in each case, with respect to the preparation or finalization of the Closing Financial Statements;

    (iii)
    the value of Inventory reflected therein will be based on an inventory cutoff as at the close of business on the Business Day immediately proceeding the Closing Date (the "Inventory Confirmation Time") as verified by McKesson Logistic Solutions, Catalent Pharma Solution, LLC and Patheon Whitby Inc. with respect to Inventory held by such service provider/packager/manufacturer, as the case may be, for the account of the Corporation, as well as by a physical count of all other Inventory, if any, of the Corporation to be completed by the Corporation under the joint supervision of the Buyer and the Sellers at the Inventory Confirmation Time and will include a provision for obsolete inventory calculated in accordance with Generally Accepted Accounting Principles consistent with past practices;

    (iv)
    Accounts Receivable will include a reserve for doubtful accounts calculated in accordance with Generally Accepted Accounting Principles consistent with past practices; and

    (v)
    An accrual shall be included for accrued and unpaid occupancy costs relating to the Premises for which the Corporation is responsible under the Service and Cost-Sharing Agreement (the "Occupancy Costs") for the period from January 1, 2008 to the Closing Date, calculated in accordance with Generally Accepted Accounting Principles consistent with past practices.

  "Closing Net Working Capital" shall mean (i) the current Assets of the Corporation (including cash, cash equivalents, Accounts Receivable, Inventory and prepaid expenses) as shown on the Closing Financial Statements (but not including any value for Tax Losses), less (ii) the current Liabilities of the Corporation (including without limitation accrued bonuses, Occupancy Costs, and accrued but unpaid interest and Taxes other than income Taxes to the extent that such income Taxes are eliminated through the application of the Tax Losses (it being understood and agreed that the Corporation shall use available Tax Losses to eliminate such income Taxes)), as shown on the Closing Financial Statements, calculated in accordance with Generally Accepted Accounting Principles and consistent with past practices. The Buyer will cause the Corporation to retain an independent accounting firm acceptable to Buyer and the Sellers to prepare the Closing Financial Statements and calculate the Closing Net Working Capital. The Buyer and the Sellers shall, for 30 days after receipt of the Closing Financial Statements and the Closing Net Working Capital from such accounting firm, consider and discuss one another's positions with respect to the Closing Financial Statements and the Closing Net Working Capital. The Sellers during such 30-day period shall have the right, through qualified representatives to examine relevant books and records of the Corporation and the working papers of the independent accounting firm and shall have the right to discuss the draft Closing Financial Statements with the appropriate personnel at the independent accounting firm involved in the preparation of such statements.

  (b)
  Unless the Sellers or the Buyer deliver written notice (a "Notice of Disagreement") to the other notifying the other within the 30-day period specified in Section 2.7(a) that they do not agree with any aspect of the Closing Financial Statements or the Closing Net Working Capital, then for all purposes of this Agreement, in the absence of manifest error, the Closing Financial Statements and the Closing Net Working Capital shall be final and binding upon the Sellers, the Buyer and the Corporation. If the Sellers or the Buyer deliver a Notice of Disagreement within the 30 day time period specified under Section 2.7(a), either the Sellers or Buyer may submit the determination of any of the issues which is the subject matter of a Notice of Disagreement to the Independent Accountant who shall determine the Closing Financial Statements and the Closing Net Working Capital.

  (c)
  Written notice of the submission of the dispute shall be given by the submitting Party to the other Party and to the Independent Accountant no later than 14 days after the expiration of the time period allowed for the delivery of a Notice of Disagreement. Such notice shall give a reasonably detailed statement of the reasons supporting the submitting Party's position. The professional fees of the Independent Accountant will be shared by the Buyer and the Sellers in inverse proportion to their degree of success in relation to the disputed items as determined by the Independent Accountant. Within 14 days following delivery of such notice, each Party shall submit to the Independent Accountant written materials substantiating its position as to each disputed issue. The Independent Accountant may, but is not required to, request a meeting of the Buyer and the Sellers and their representatives to discuss the Buyer's or the Sellers' position. The Independent Accountant may request additional information from the Sellers and the Buyer or the Corporation, and copies of any requested information shall also be provided to the other Party to the dispute. The Sellers and the Buyer and their representatives shall have the right to review all such information requested by the Independent Accountant in connection with the dispute. The Independent Accountant shall provide its written decision on the dispute within 30 days after receipt by the Independent Accountant of all information (including any information requested by the Independent Accountant of the Buyer, the Sellers or the Corporation). The decision of the Independent Accountant on any matter submitted to it under this Section 2.7(c) shall be final and binding on the Sellers, the Buyer and the Corporation. The Parties agree that the Independent Accountant shall act in these matters as an expert and not as an arbitrator and agree that the provisions of the Arbitrations Act (Ontario) shall not apply or govern these matters. The determination of the Independent Accountant shall, in absence of manifest error, be final and binding upon the Parties.

  (d)
  The Initial Purchase Price will be reduced or increased, as the case may be, by an amount of $1.00 for every $1.00 that the amount by which the Closing Net Working Capital as finally determined in accordance with Section 2.7(c) above exceeds or is less than the Target Working Capital;

  (e)
  On the 10th Business Day after the Parties have reached agreement with respect to the Closing Financial Statements and the Closing Net Working Capital (including by reason of the Closing Financial Statements and the Closing Net Working Capital becoming final and conclusive pursuant to Section 2.7(b)) or after a final determination thereof is made in accordance with Section 2.7(c) above:

  (i)
  if the Initial Purchase Price is reduced pursuant to Section 2.7(d) above, the Sellers shall pay to the Buyer an amount equal to the reduction in the Initial Purchase Price by bank draft, wire transfer or other means of immediately available funds; or

  (ii)
  if the Initial Purchase Price is increased pursuant to Section 2.7(d) the Buyer shall pay to the Sellers an amount equal to the increase in the Initial Purchase Price by bank draft, wire transfer or other means of immediately available funds.

  (f)
  All dollar amounts referred to in this Section 2.7, including the calculation of the Closing Net Working Capital, are in lawful money of Canada. Notwithstanding the foregoing, the party responsible for making payment pursuant to this Section 2.7 shall make such payment in lawful money of the United States of America. The amount owed shall be converted from Canadian Dollars to United States Dollars based on the exchange rate as reported in The Wall Street Journal (absent any error) on the Business Day immediately preceding the date such payment is due (or the preceding Business Day if such date falls on a day that is not a Business Day) or if the Wall Street Journal ceases to publish such rates, the current exchange rate reported by a mutually agreed upon third Person.

 ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of the Sellers

        The Sellers, jointly and severally, represent and warrant and, in respect of future events, covenant to the Buyer as follows and acknowledge that the Buyer is relying thereon in connection with its entering into of this Agreement and the consummation of the transactions contemplated hereby:

(i) as to the Sellers

  (a)
  Corporate Status of Melville

  Melville is a corporation duly incorporated and organized pursuant to the laws of Malta and is a validly subsisting corporation under the laws of Malta with full corporate capacity, power and authority (i) to own the Purchased Shares currently registered in its name, to acquire Purchased Shares not currently registered in its name and to sell, assign, transfer and deliver all such shares to the Buyer as herein contemplated, (ii) to execute and deliver this Agreement and the Closing Documents to which it is a Party, and (iii) to observe, perform, satisfy and carry out its obligations hereunder and under the Closing Documents;

  (b)
  Corporate Status of Cobalt

  Cobalt is a corporation duly amalgamated and organized pursuant to the laws of the Province of Ontario and is a validly subsisting corporation under the laws of the Province of Ontario with full corporate capacity, power and authority (i) to own the Purchased Shares currently registered in its name, to acquire Purchased Shares not currently registered in its name and to sell, assign, transfer and deliver all such shares to the Buyer as herein contemplated, (ii) to execute and deliver this Agreement and the Closing Documents to which it is a Party, and (iii) to observe, perform, satisfy and carry out its obligations hereunder and under such Closing Documents;

  (b.1)
  Corporate Status of Arrow

  Arrow is a corporation duly incorporated and organized pursuant to the laws of Denmark and is a validly subsisting corporation under the laws of Denmark with full corporate capacity, power and authority (i) to execute and deliver this Agreement and the Closing Documents to which it is a Party and (ii) to observe, perform, satisfy and carry out its obligations hereunder and under such Closing Documents;

  (c)
  Due Authorization

  The execution and delivery of this Agreement and the Closing Documents by each of the Sellers and Arrow, as applicable, has been duly authorized and approved by all necessary and appropriate action of the board of directors and of the shareholders of such Seller or Arrow, as the case may be, and by any other necessary action on the part of such Seller and Arrow;

  (d)
  Pending Proceedings

  No Proceedings of any nature, kind or description whatsoever are pending or are threatened which would restrain or otherwise prevent, in any manner, the Sellers from transferring good and marketable title to the Purchased Shares to the Buyer hereunder, nor are any such Proceedings, pending or threatened including, without limitation, any bankruptcy Proceedings or other Proceedings under Applicable Law providing protection against enforcement by creditors;

  (e)
  Due Execution and Enforceability

  This Agreement has been duly executed and delivered by the Sellers and Arrow and constitutes, and the Closing Documents to be delivered by the Sellers and Arrow pursuant hereto at the Time of Closing when executed and delivered will constitute, valid and legally binding obligations of the Sellers and Arrow, as applicable, enforceable against them in accordance with their respective terms, subject to the qualification that enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and that specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy;

  (f)
  Commercial Relationships between Sellers and the Corporation

  Neither of the Sellers nor any of their Affiliates:

    (i)
    is engaged in or carries on (either individually or jointly with any other Person, whether as a partner, joint venturer, member of a syndicate or other unincorporated organization or otherwise) any business which manufactures or markets in Canada any brand prescription pharmaceutical products which competes with the Products currently promoted and marketed by the Corporation in the Business, it being acknowledged and understood that the Sellers and their Affiliates are engaged in and carry on the business of developing, registering, promoting, marketing and distributing generic pharmaceutical products in Canada certain of which are generic equivalents of some of the Products; or

    (ii)
    except as provided in the Related-Party Agreements, is a customer or supplier of the Business;

  and neither the Sellers nor any of their Affiliates is a party to any contract, agreement or commitment, whether written or oral, to which the Corporation is a party or by which it is bound, save as aforesaid;

  (g)
  Related Party Indebtedness

  Save and except as disclosed in Schedule 3.1(g), the Corporation is not indebted to the Sellers or to any of their Affiliates or any of their respective directors or officers or any director or former director or officer or former officer of the Corporation and none of such Persons is indebted to the Corporation;

  (h)
  Approvals of Government Authorities

  Except as contemplated in Schedule 3.1(h), no consent, approval, Order or authorization of any Governmental Authority is required by the Sellers or the Corporation in connection with (i) the Closing, or (ii) the execution and delivery by the Sellers of this Agreement or the Closing Documents, or (iii) the observance and performance by the Sellers or the Corporation of their obligations under this Agreement or the Closing Documents, except as may be necessary as a result of facts or circumstances relating solely to the Buyer and/or its Affiliates.

  (i)
  Absence of Conflicting Agreements

  Except for those consents, approvals, authorizations, Orders, registrations, or declarations of, or filings with, any Governmental Authority or other Person disclosed in Schedule 3.1(i) (collectively, the "Sellers' Required Consents and Approvals"), neither the execution and delivery of this Agreement, the observance and performance by the Sellers or the Corporation of any covenant or obligation under this Agreement or any Closing Document, nor the Closing:

    (i)
    contravenes or results in, or will contravene or result in, a violation or breach of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation or creates an obligation to make any payment or require any notice under:

    (A)
    any Applicable Law;

      (B)
      the articles, constating documents, by-laws, or any resolution of the directors or shareholders of the Corporation;

      (C)
      the provisions of any Contract;

      (D)
      any mortgage, lease, agreement, other legally binding instrument, License, permit or judgment to which the Corporation or either of the Sellers may be bound;

    (ii)
    relieves any other party to a Contract of that party's obligations thereunder or enable such party to terminate its obligations thereunder; or

    (iii)
    results in the creation or imposition of any Encumbrance on the Sellers, the Corporation, the Purchased Shares or any of the Assets.

(ii) as to the Purchased Shares

  (j)
  Title to Purchased Shares on Closing

  The Sellers are the registered and beneficial owners of the Current Issued Shares and will, at Closing, be the registered and beneficial owners of the Purchased Shares, in each case with good and marketable title thereto, free of all encumbrances. No Seller is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require a Seller to sell, transfer, or otherwise dispose of the Purchased Shares. The Sellers on Closing, will convey to the Buyer good and valid title to the Purchased Shares, free and clear of all Encumbrances. Neither Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Purchased Shares. There are no restrictions on the transfer of the Purchased Shares except as set forth in the Articles of Incorporation of the Corporation, which restrictions will, on Closing, have been complied with.

(iii) as to Corporate Status and Corporate Records

  (k)
  Corporate Status of Corporation

  The Corporation has been duly incorporated and organized under the laws of the Province of Ontario and is a validly subsisting corporation under the laws of the Province of Ontario; the Corporation has full corporate power, capacity and authority to carry on the Business as presently conducted by it and to own, lease and operate the property and assets now owned, leased and operated by it, including the Assets; it is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the business now conducted by it therein or the property and assets now owned, leased or operated by it, including the Assets, therein makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. No bankruptcy Proceedings or other Proceedings under Applicable Law providing protection against enforcement by creditors have been initiated by or against the Corporation and no circumstances exist that would require the Corporation to initiate any such Proceedings.

  (l)
  Authorized and Issued Capital

  The authorized capital of the Corporation consists of an unlimited number of Class "A" Shares and an unlimited number of common shares, of which currently, and prior to completion of the Authorized Pre-Closing Transactions, 17,959,909 Class "A" Shares and 10,000,000 common shares have been validly issued and are outstanding as fully paid and non-assessable. At the Time of Closing and following completion of the Authorized Pre-Closing Transactions, the issued capital of the Corporation shall consist of 10,732,500 common shares and a reduced number of Class "A" Shares as contemplated by the Authorized Pre-Closing Transactions, all of which shares will be registered in the name of and be beneficially owned solely by the Sellers.

  (m)
  Options

  Other than the Outstanding Options (all of which will be exercised and the shares issued pursuant thereto included as part of the Purchased Shares and\or cancelled at or prior to the Time of Closing), no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, or option (including rights under convertible securities, warrants, rights or convertible obligations of any nature, rights of exchange, plans or other agreement of any character) for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of the Corporation or of any other securities of the Corporation.

  (n)
  Corporate Records

  The minute books of the Corporation contain complete and accurate copies of the Certificate of Incorporation and Articles of Incorporation and all Certificates of Amendment and Articles of Amendment pertaining to the Corporation and no applications or filings which would alter in any way the constating documents or corporate status of the Corporation are presently outstanding. Correct and complete copies of the Articles and By-laws of the Corporation, together with all amendments thereto have been delivered to the Buyer. No Proceedings have been taken by the Corporation, the Sellers or, to the Knowledge of the Sellers, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Corporation or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to the Corporation. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of shares of the Corporation are contained in the register of shareholders of the Corporation. Except as disclosed in Schedule 3.1(n) the minute books of the Corporation will be complete and accurate in all material respects at the Closing Time and now contain and will at the Closing Time contain records of all minutes of meetings of and signed resolutions in writing of the shareholders and Board of Directors of the Corporation. Correct and complete copies of the Corporation's register of shareholders and minute books have been made available to the Buyer.

  (o)
  Use of Names

  Except for the use of trade marks (whether owned or licensed) in connection with promoting, marketing and selling products, the Corporation does not use any name other than its full corporate name in connection with the Business or for any other purpose;

(iv) as to the Corporation's Financial Position and Condition

  (p)
  Financial Statements

  Except as disclosed in Schedule 3.1(p), the Corporation Financial Statements:

    (i)
    have been prepared in accordance with Generally Accepted Accounting Principles applied on a basis consistent with those of the previous fiscal year;

    (ii)
    are in accordance with the Accounting Records of the Corporation;

    (iii)
    present fairly the assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Corporation of the type required to be disclosed in financial statements prepared in accordance with Generally Accepted Accounting Principles and its financial position and condition as at the dates thereof;

    (iv)
    present fairly the sales, income, the results of operation, the financial condition of the Corporation and the changes in financial position for the period covered thereby;

    (v)
    reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which though not payable until a time after the relevant period are attributable to activities undertaken during that period;

  (q)
  Accounting Records

  The Sellers have made available to the Buyer all Accounting Records of the Corporation. Except as disclosed in Paragraph 3.1(ii)(x) below with respect to vacation policies of the Corporation, such Accounting Records have been maintained in accordance with good business practices, are complete and accurate in all material respects and fairly set out and disclose, in all material respects and, where applicable, in accordance with Generally Accepted Accounting Principles, the financial position of the Corporation as at the date hereof and there are no material matters or transactions of the Corporation in respect of which accurate entries in all material respects have not been made or recorded in such Accounting Records;

  (r)
  Absence of Changes and Unusual Transactions

  Since December 31, 2007, except as disclosed in Schedule 3.1(r), permitted as part of an Authorized Pre-Closing Transaction, or consented to the Buyer after the date of this Agreement:

    (i)
    no event, development, or state of circumstances has occurred that has had or would reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect;

    (ii)
    the Corporation has conducted the Business in the ordinary course, has not incurred any debt, obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of the Business, none of which have or will have a Material Adverse Effect, and the Corporation has used reasonable commercial efforts to preserve the Business and the Assets;

    (iii)
    there has not been any change in the accounting principles, policies, practices or procedures of the Corporation or their application to the Corporation;

    (iv)
    other than Permitted Encumbrances, there has not been any Encumbrance created upon any of the Corporation's properties or Assets;

    (v)
    the Corporation has not sold, assigned, transferred, leased or otherwise disposed of any of its properties or Assets, except Inventory sold in the ordinary course of the Business;

    (vi)
    Between December 31, 2007 and the Execution Date, the Corporation has not purchased, leased or otherwise acquired any properties or assets in excess of Cdn $10,000 individually, Cdn $25,000 in the aggregate, or outside the ordinary course of business;

    (vii)
    Between December 31, 2007 and the Execution Date, the Corporation has not waived, cancelled or written-off any rights, claims, Accounts Receivable or any amounts payable to the Corporation or made any gift or donation, having a monetary value in the case of a single transaction in excess of Cdn $10,000 and, in the case of all such transactions, in excess of Cdn $25,000 in the aggregate;

    (viii)
    Between December 31, 2007 and April 29, 2008, the Corporation has not entered into, or amended or modified, any transaction, contract, agreement, commitment, lease or license having a monetary value in excess of Cdn $25,000;

    (ix)
    the Corporation has not had any supplier or licensor terminate, or communicate to the Corporation the intention or threat to terminate, its relationship with the Corporation, or the intention to substantially reduce the quantity of products or services it sells to the Corporation, except in the case of suppliers whose sales to the Corporation are not, in the aggregate, material to the Business;

    (x)
    the Corporation has not had any customer or customers, the losses of whose revenue in the aggregate has had or could have a Material Adverse Effect, terminate, or communicate to the Corporation the intention or threat to terminate, its relationship with the Corporation, or the intention to materially reduce the quantity of products it purchases from the Corporation, or its dissatisfaction with the products sold by the Corporation;

    (xi)
    the Corporation has not made any material change in the pricing of its goods and services or the method of billing customers or the credit terms made available by the Corporation to its customers;

    (xii)
    the Corporation has not made any loan, advance or capital contribution to any Person;

    (xiii)
    the Corporation has not made any material change with respect to any method of managing or operating the Business;

    (xiv)
    the Corporation has not suffered any damage, destruction or loss (whether or not covered by insurance) which has or could have Material Adverse Effect;

    (xv)
    the Corporation has not accelerated or increased or agreed or promised to increase or accelerate any form of compensation, severance or termination pay, incentive or equity based compensation, or other benefits payable or to become payable by the Corporation, or terminated or created any new Benefit Plan or materially modified any Benefit Plan;

    (xvi)
    the Corporation has not suffered any extraordinary loss relating to the Business;

    (xvii)
    the Corporation has not transferred or granted any material rights or licenses under, or entered into any settlement regarding the breach or infringement of, the Intellectual Property of the Corporation or material modification of any existing rights with respect thereto;

    (xviii)
    subject to completion of the Authorized Pre-Closing Transactions, the Corporation has not declared or paid (or been deemed under the Income Tax Act (Canada) to have declared or paid) any dividends or declared or made any other distribution on any of its shares of any class and has not redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so;

    (xix)
    the Corporation has not amended or changed or taken any action to amend or change its Articles of Incorporation or by-laws;

    (xx)
    the Corporation has not authorized, permitted, agreed or otherwise become committed to do, and the Sellers have not authorized, permitted or caused the Corporation to do, any of the foregoing, except as otherwise disclosed herein.

  (s)
  Outstanding Capital Expenditures

  There were no commitments with respect to capital expenditures in excess of Cdn $20,000 in the aggregate outstanding on December 3l, 2007 and since December 3l, 2007 no capital expenditures in excess of Cdn $30,000 in the aggregate have been made or authorized by the Corporation.

  (t)
  Payments to Sellers and Corporate Officers

  Except as disclosed in Schedule 3.1(t) or as contemplated by the Authorized Pre-closing Transactions, since December 31, 2007, no payments or loans have been made, promised, agreed to, or authorized by the Corporation, and no monies have been borrowed from and the Corporation has not become indebted to, any officer, director, senior management employee, or shareholder of the Corporation or any other Person with whom the Corporation is not dealing at arm's length (within the meaning of the Tax Act), or any Affiliate of the foregoing, except in the case of officers or directors, at the regular rates payable to them as salary, benefits or other remuneration or compensation in the ordinary course of business;

  (u)
  Prepayment of Indebtedness

  Except as disclosed in Schedule 3.1(u) the Corporation has not, since December 3l, 2007, repaid, or become liable to repay, any obligation or liability, absolute or contingent in advance of its stated maturity and the Corporation has not received any notice (whether formal or informal) from any creditor of the Corporation requiring any such repayment or intimating the enforcement by such creditor of any security which it may hold over any of the Assets of the Corporation;

  (v)
  Government Assistance

  There are no agreements, loans, other funding arrangements or assistance programs which are outstanding in favour of the Corporation from any Governmental Authority.

  (w)
  Inventory Values

  The Inventory levels of the Corporation have been maintained at such amounts as are required for the operation of the Business and are adequate therefore based on prior experience. The current Inventory, subject to a reasonable allowance for obsolete inventory is good and usable and, to the Knowledge of the Sellers, fit for the purpose for which it was procured or manufactured and is capable of being sold in the ordinary course of the Business at profit margins consistent with prior periods. Except as disclosed in Schedule 3.1(w) the Corporation is not now subject to any agreement or commitment with or made to any customer of the Business which would require the Corporation to repurchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer except in the ordinary course of the business and, with respect to any such agreement or commitment outstanding on December 31, 2007, for which adequate provision has been reflected in the Corporation Financial Statements in accordance with Generally Accepted Accounting Principles.

  (x)
  Accounts Receivable

  The Accounts Receivable reflected in the Corporation Financial Statements for 2007 and all Accounts Receivable arising since December 31, 2007 are good and collectible except to the extent so reserved against and arose from bona fide transactions in the ordinary course of the Business and are valid, genuine and subsisting and are not subject to defences, set off or counterclaims.

(v) as to Debts and Liabilities

  (y)
  Liabilities

  The Corporation does not have outstanding any liabilities or indebtedness, whether known or unknown contingent, absolute, determined, determinable or otherwise, other than (without duplication):

    (i)
    debts and liabilities disclosed on, reflected in or provided for in the Corporation Financial Statements and not heretofore paid or discharged;

    (ii)
    debts and liabilities disclosed or referred to in this Agreement, including the Schedules hereto; and

    (iii)
    debts and liabilities incurred in the ordinary course of business and attributable to the period since December 3l, 2007, which debts and liabilities, both individually and collectively, would not have a Material Adverse Effect.

  The Corporation is not in default in respect of the terms or conditions of any indebtedness.

  (z)
  Litigation

  Other than regulatory Proceedings relating to Regulatory Approvals in relation to the Products or Proceedings before the Patent Medicines Prices Review Board with respect to Product pricing, in each case, in the ordinary course of the Business, particulars of which regulatory and price Proceeding in existence on the Execution Date being set forth in Schedule 3.1(z), and except as otherwise disclosed in Schedule 3.1(z), there is no Proceeding initiated and in progress, nor to the Knowledge of the Sellers, pending or threatened, against, by or relating to the Corporation, the Business or to the Assets. There is not at present outstanding against the Corporation any Order that will have a Material Adverse Effect on the Corporation or the Business. The Corporation does not have any claims against a director or officer of the Corporation for any matter or thing as of or at the Closing Date and in any capacity including the capacity of an officer, director or shareholder or employee of the Corporation, and there is no basis for any such claims which are known or which ought reasonably be known to the Sellers.

  (aa)
  Intellectual Property Infringement

  None of the Owned Intellectual Property, the current conduct of the Business, or, to the Knowledge of the Sellers, any Licensed Intellectual Property or the Products, including their marketing and sale, infringes upon or misappropriates any patents, trade marks, service marks, trade names, copyrights, licenses, rights to know-how or other intellectual or industrial property rights, domestic or foreign, of any other Person and to the Knowledge of the Sellers, there are no facts indicating a likelihood of the foregoing. The Corporation has not received any charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including any claim that the Corporation must or should obtain a license to use or refrain from using any intellectual property rights of any other Person).

  (bb)
  Guarantees

  The Corporation has not given or agreed to give, and is not a party to or bound by, any guarantee of the indebtedness or other obligations of any other Person.

  (cc)
  Product Liability

  Except as disclosed in Schedule 3.1(cc), to the Knowledge of the Sellers, the Corporation has not sold or supplied products which are or were in any material respect defective, or which does or did not comply in any material respect with any warranties or representations, expressly or impliedly, made by the Corporation, or with any applicable regulations, standards or requirements of applicable Regulatory Authorities in respect thereof. Except as disclosed in Schedule 3.1(cc), the Corporation has not received any claims or notices of claims in respect of damage or injury to any Person or property alleged to have been caused, directly or indirectly, by any defect in the design, manufacture or materials of any product promoted, marketed, sold, provided or furnished by the Corporation in connection with the Business for which the Corporation is responsible and does not have recourse to indemnification in respect thereof from the manufacturer, supplier or Licencor thereof. Except as disclosed in Schedule 3.1(cc), there were no product recalls in Canada and are no outstanding product recalls in Canada relating to products which were promoted, marketed or distributed by the Corporation in Canada prior to December 31, 2007 and, since December 31, 2007 neither the Corporation nor the Licencor of a Product has initiated any Product recall for reasons of a lack of quality, fitness for use or for any other reason.

  (dd)
  Occupational Health and Safety

  The Sellers have provided the Buyer with access to all inspection reports, if any, under Occupational Health and Safety Acts relating to the Corporation or the Business. There are no outstanding Orders nor are there any pending or, to the Knowledge of the Sellers, threatened charges, investigations, inspections or Orders made under any Occupational Health and Safety Acts relating to the Corporation or the Business. There have been no fatal or critical accidents. The Corporation has never been convicted of an offence under any of the Occupational Health and Safety Acts. The Corporation has complied in all respects with any Orders issued under Occupational Health and Safety Acts. There are no appeals of any Orders under Occupational Health and Safety Acts relating to the Corporation which are currently outstanding.

  (ee)
  Workers' Compensation

  There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, "assessments") or any other communications related thereto which the Corporation has received from any workers' compensation board or similar authorities in any jurisdictions where the Business is carried on, and there are no assessments which are unpaid on the date hereof and to the Knowledge of the Sellers, there are no facts or circumstances which may result in an increase in liability to the Corporation under any applicable workers' compensation legislation, regulations or rules after the Closing Time. There are no claims or, to the Sellers' Knowledge, potential claims which may adversely affect the Corporation's accident cost experience.

(vi) as to Taxes

  (ff)
  Tax Matters

  (i)
  The Corporation has filed all Tax Returns with the appropriate Governmental Authorities required to have been filed by it by Applicable Law prior to the Execution Date for all fiscal periods ending prior to the date hereof and has paid all Taxes that are due and payable to the appropriate Governmental Authority. Each such Tax Return was correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws. The Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental Authority in a jurisdiction where the Corporation does not file Tax Returns that the Corporations is or may be subject to taxation in that jurisdiction. True copies of all Tax Returns filed by the Corporation during the past three years have been given to the Buyer on or before the Execution Date. Such Tax Returns correctly reflect the income, expenses, business, assets, operations, activities and status of the Corporation, as applicable, at or for the time period applicable to such filing. The provision or reserve for Taxes reflected in the balance sheet forming part of the Corporation Financial Statements for 2007 are adequate to cover any and all such Taxes owing or which may be assessed with respect to the property, business and operations of the Corporation for all fiscal periods of the Corporation ending on or prior to December 31, 2007.

  (ii)
  There are no reassessments of Taxes that have been issued and are outstanding and no Governmental Authority has challenged, disputed or questioned the Corporation in respect of Taxes or any Tax Returns. There are no audits, investigations or other actions pending or, to the Knowledge of the Sellers, threatened, against the Corporation with respect to Taxes. The Corporation is not negotiating any draft assessment or reassessment with any Governmental Authority. Neither the Corporation nor the Sellers have received any oral or written communication from any Governmental Authority indicating that an assessment or reassessment is proposed in respect of any Taxes allegedly payable by the

      Corporation. The Corporation has not executed or filed or been requested to execute or file with any Governmental Authority any agreement, arrangement, waiver or objection extending the period for assessment, reassessment or collection of any Taxes. The Corporation has not waived any statute of limitation in respect of Taxes.

    (iii)
    There are no liens for Taxes against any of the Assets of the Corporation, other than the liens for Taxes that are not yet due and payable or that are being contested in good faith.

    (iv)
    The Corporation has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Tax Act, all amounts required by law and will continue to do so until the Closing Time (including with respect to the Authorized Pre-closing Transactions) and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Corporation has remitted all Canada Pension Plan contributions, employment or unemployment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has or will have remitted such amounts (including with respect to the Authorized Pre-closing Transactions) to the proper Governmental Authority within the time required by Applicable Law. The Corporation has charged, collected and remitted on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made by it.

    (v)
    The Corporation has paid all Taxes imposed on the acquisition of its tangible personal property and on the receipt of all supplies of goods and services made to it to the extent that the Corporation was not otherwise exempt from the payment of such Taxes.

    (vi)
    Canadian federal and provincial income tax assessments have been issued to the Corporation covering all past periods up to and including the fiscal year ended December 31, 2006.

    (vii)
    For all transactions on or before the Closing Date between the Corporation and any non-resident with whom the Corporation does not deal at arms length for purposes of the Tax Act, the Corporation has made or obtained proceeds or documents that meet the requirements of paragraph 247(4)(a) to (c) of the Tax Act.

    (viii)
    The Corporation has never been a "controlled foreign corporation" within the meaning of Section 957 of the U.S. Internal Revenue Code of 1986, as amended.

(vii) as to Employee Matters

  (gg)
  Employees

  Schedule 3.1(gg) contains, as of the date hereof:

    (i)
    the names and titles of all Employees of the Corporation together with the location of their employment;

    (ii)
    the date each Employee was hired;

    (iii)
    a list of all written employment contracts between the Corporation and the Employees, copies of which have been made available to the Buyer;

    (iv)
    the rate of annual remuneration of each Employee at the date hereof (or, if Employees are employed on an hourly basis, the applicable hourly wage, together with the total remuneration paid to such Employees during the 2007 calendar year), any bonuses paid since December 31, 2007 and all other bonuses, incentive schemes and benefits to which such Employee is entitled;

    (v)
    the names of all retired employees of the Corporation who are entitled to benefits from the Corporation and the nature of such benefits;

    (vi)
    the names of all Non-Active Employees, the reason they are Non-Active Employees, whether they are expected to return to work and if so, when, and the nature of any benefits to which such Non-Active Employees are entitled from the Corporation;

    (vii)
    particulars of all other material terms and conditions of employment or engagement of the Employees and the positions held by them; and

    (viii)
    all confidentiality and non-competition agreements between the Corporation and the Employees;

  No Employee is employed under a contract other than a contract of employment of indefinite hire requiring reasonable notice of termination by Applicable Law. The Corporation is in compliance with all Applicable Laws relating to the employment of the Employees, including any obligations relating to employment standards legislation, pay equity legislation, worker's compensation legislation, occupational health and safety legislation, labour relations legislation, and human rights legislation. There are no material employment standards, pay equity, workers' compensation, occupational health and safety, labour relations or human rights applications, Proceedings, investigations, claims, inquiries, complaints, prosecutions or Orders outstanding or pending or to the Knowledge of the Sellers threatened, and the Sellers are not aware of any state of facts which would provide a valid basis for any of the foregoing. The Corporation has provided the Buyer with a copy of all policies and posted directives with respect to human rights policies, procedures, and guidelines. Each arrangement between the Corporation and any Person which purports to be an independent contractor arrangement is, in fact an independent contractor arrangement and not an employment arrangement.

  (hh)
  Collective Agreements

  The Corporation is not now, nor has it ever been, a party, either directly or by operation of law, to any Collective Agreement and no union or employee bargaining agency holds or has ever held bargaining rights with respect to any Employee by way of certification, voluntary recognition, designation or successor rights, or has applied to have the Corporation declared a related or successor employer. To the Knowledge of the Sellers, there are no threatened or pending union organizing activities involving the Employees.

  (ii)
  Benefit Plans

  (i)
  Schedule 3.1(ii) sets forth a complete list of the Benefit Plans.

  (ii)
  Current, correct and complete copies of all written Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, have been delivered or made available to the Buyer together with current and complete copies of all documents (including, where indicated herein, historical documents) relating to the Benefit Plans, as amended.

  (iii)
  Each Benefit Plan is, and has been, established, registered, qualified, administered, funded, and invested, as applicable, in compliance with the terms of such Benefit Plan including the terms of any documents in respect of, such Benefit Plan, all Applicable Laws and any agreements, written or oral between the Corporation and any other party, as applicable.

  (iv)
  The Corporation has complied with all of its obligations in respect of the Benefit Plans.

    (v)
    Except as disclosed, the Corporation has no formal or informal plan and have made no promise or commitment, whether legally binding or not, to create any additional Benefit Plan or to improve or change the benefits provided under any Benefit Plan.

    (vi)
    Except as expressly provided under this Agreement or as set out in Schedule 3.1(ii), neither the entering into of this Agreement, nor the completion of the transaction contemplated herein will (either alone or in conjunction with any additional or subsequent events) constitute an event under any Benefit Plan that will or may result in any payment (whether severance pay or otherwise), acceleration of payment or vesting of benefits, forgiveness of indebtedness, acceleration or increase in funding obligations, vesting, distribution, restriction of funds, increase or acceleration in benefits or obligation to fund benefits with respect to any Employee of the Corporation.

    (vii)
    All employer and employee payments, contributions or premiums required to be remitted, paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Applicable Laws. Other than amounts which may be payable as contemplated by the Authorized Pre-Closing Transactions, or premiums not yet due and payable by the Corporation in the ordinary course of business, no taxes, penalties or fees are owing or exigible under or in relation to any Benefit Plan by or from the Corporation and there are no liabilities or contingent liabilities of the Corporation in respect of any Person, benefit or compensation plan that has been discontinued.

    (viii)
    There is no investigation by a Governmental Authority, or Claim (other than routine claims for payment of benefits) pending or threatened involving any Benefit Plan or their assets, and no facts exist which could reasonably be expected to give rise to any such investigation or Claim (other than routine claims for benefits).

    (ix)
    No Benefit Plan provides pension or retirement benefits except pension benefits which are, and have always been, provided on a defined contribution basis only.

    (x)
    All liabilities of the Corporation (whether accrued, absolute, contingent or otherwise) related to the Benefit Plans have been fully and accurately accrued and disclosed, and reported in accordance with Canadian Generally Accepted Accounting Principles in the financial statements of the Corporation. No changes have occurred or are expected to occur to any of the Benefit Plans which would materially affect the most recent financial statement prepared in respect of the applicable Benefit Plan and required to be provided pursuant to this Agreement. All bonuses and commission relating to the business of the Corporation and its Employees are accurately reflected in all material respects and have been appropriately accrued in the Books and Records of the Corporation, in accordance with good bookkeeping practices and, where applicable, Generally Accepted Accounting Principles. The Corporation does not accrue vacation pay on its Books and Records notwithstanding that the same may not amount to good bookkeeping practices and may not be in accordance with Generally Accepted Accounting Principles. The vacation policy of the Corporation with respect to unused vacation time applicable to the Employees is set forth in Schedule 3.1(ii).

    (xi)
    There are no Proceedings pending or, to the Knowledge of the Sellers, threatened with respect to the Benefit Plans against the Corporation or the insurer, under such Benefit Plans, where applicable, other than claims for benefits in the ordinary course. No order has been made or notice given pursuant to any Applicable Law requiring (or proposing to require) the Corporation to take (or refrain from taking) any action in respect of any Benefit Plan.

    (xii)
    The Benefit Plan applicable to the Employees of the Corporation is part of a group plan which applies to the Employees of Arrow Pharmaceuticals Inc. and Cobalt as well. Save as aforesaid, there are no entities, other than the Corporation, Arrow Pharmaceuticals Inc. or Cobalt, participating in any Benefit Plan.

    (xiii)
    All Employee data necessary to administer each Benefit Plan is in the possession of Cobalt who administers the Benefit Plan of the Corporation on behalf of the Corporation under the Services and Cost Sharing Agreement, which data is in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its terms and all Applicable Laws and to the Knowledge of the Sellers such data is complete and correct and which data will be provided to the Corporation at the Closing Time.

    (xiv)
    None of the Benefit Plans provide benefits beyond retirement or other termination of service to Employees or former employees or to the beneficiaries or dependants of such employees.

    (xv)
    No Benefit Plan provides benefits to any individual who is not an Employee, officer or director of the Corporation or the dependents or other beneficiaries of any such Employee, officer or director.

    (xvi)
    Save as contemplated above, the Corporation does not sponsor, administer or contribute to a multi-employer plan.

    (xvii)
    Nothing has been done or omitted to be done by the Corporation which could make any policy or insurance contract void or voidable. None of the Benefit Plans, or any insurance contact relating thereto, require or permit a retroactive increase in premiums or payments due under, or require additional premiums or payments on termination of the Benefit Plan, or any insurance contact relating thereto. The level of insurance reserves under each insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

    (xviii)
    Except as set forth in Schedule 3.1(ii), the execution of this Agreement and the consummation of the transactions contemplated hereby will not cause the payment or acceleration of any benefit or amount payable under any Benefit Plan or change in control agreement between the Corporation and any Employee, director or officer.

(viii) as to the Property and Assets of the Corporation

  (jj)
  Title to Assets

  Except as described in Schedule 3.1(jj) hereto, the Corporation has good and marketable title to or a valid licence (or other right to use) or leasehold interest in, all of the Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances. Schedule 1.1(B) sets out a complete list of all Equipment owned by the Corporation and used in the Business. No other Person owns any assets which are being used in connection with the Business except as otherwise set out in the Schedule 3.1(jj). There are no agreements or commitments to purchase tangible personal property other than Inventory, other than in the ordinary course of the Business of the Corporation.

  (kk)
  Location of Books and Records and Other Assets

  The Sellers have made available to the Buyer all Books and Records of or relating to the Corporation. Except as disclosed in Schedule 3.1(kk), no information, records or systems pertaining to the operation or administration of the Corporation or the Business are in the possession of, recorded, stored, maintained by or otherwise dependent on any other Person. Except as disclosed in Schedule 3.1(kk) hereto, other than Inventory in transit, all of the Assets of the

  Corporation, including, without limitation, its Books and Records (financial and otherwise), executed copies of all agreements to which the Corporation is a party and original copies of all other documents which are in the possession of the Corporation, are situate at the locations set out in Schedule 3.1(kk).

  (ll)
  Adequacy of Assets

  The Assets now owned, rented, leased or licensed by the Corporation constitute, in the aggregate, all of the property necessary to carry on the Business as currently conducted. There has not been, since December 31, 2007, and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by the Corporation of any of the Assets, except transactions in the ordinary course of business.

  (mm)
  Condition of Tangible Assets

  All of the Assets of the Corporation which are of a tangible character, and which are not Inventory, are in good working order and condition, subject only to wear and tear which is normal for property and assets of the type and age as the Assets in question, and are reasonably suitable and adequate for the purposes for which it currently is used.

  (nn)
  Real Property—Owned

  The Corporation is not the owner of and is not a party to or bound by any agreement to acquire any real or immoveable property.

  (oo)
  Real Property—Leased

  Other than its right to occupy the Premises as a shared facility pursuant to the Service and Cost Sharing Agreement, the Corporation is not a party to or otherwise bound by or obligated under any leases, offers to lease, subleases or offer to sublease real or immoveable property.

  (pp)
  Investments and Subsidiaries

  The Corporation has no subsidiaries and does not own any equity securities of or have any investment in, loans or advances to or other ownership interest in, directly or indirectly, any partnership, joint venture, co-tenancy or other jointly owned business undertaking, corporation or other business organization or trust, and the Corporation is not a party to or bound by any agreement of any nature or otherwise obligated:

    (i)
    to acquire any subsidiary, or

    (ii)
    to acquire or lease any other business operations or any interest therein;

  (qq)
  Inventory

  Except as disclosed in Schedule 3.1(qq) hereof the Corporation does not hold any Inventory on consignment nor is any Inventory of the Corporation in the possession of any other Person on consignment and, except as disclosed in Schedule 3.1(qq) hereto, the Corporation is not under any obligation to accept return of any Inventory previously sold to and in the possession of its customers, other than in the ordinary course of the Business in accordance with the Corporation's return policy described in Schedule 3.1(qq).

  (rr)
  Intellectual Property

  (i)
  Schedule 3.1(rr) contains a true and complete list of all the Intellectual Property (listed as Owned Intellectual Property or Licensed Intellectual Property) that is used in or held for use in connection with, necessary for the conduct of, or otherwise material to the Business. Other than NOCs and other Regulatory Approvals and Intellectual Property held by a Licensor or its Affiliates in relation to a Product and which is not included in

      Licensed Intellectual Property, the Owned Intellectual Property and the Licensed Intellectual Property comprise all of the Intellectual Property necessary for the Corporation to operate the Business as now conducted;

    (ii)
    Subject to the Permitted Encumbrances, the Corporation is the sole legal and beneficial owner of and has good and marketable title to and owns all right, title and interest in the Owned Intellectual Property and no licence or other right has been granted in respect thereof to any third Person(s) except as disclosed in Schedule 3.1(rr). The Corporation has not received any oral or written notice of any alleged conflict between the asserted intellectual property rights of third Persons and the rights and entitlement of the Corporation with respect to any or all of the Owned Intellectual Property, nor is there a reasonable basis for any claim that any Person other than the Corporation has any claim of legal or beneficial ownership in the Owned Intellectual Property, other than the Permitted Encumbrances. Immediately after the Closing, the Buyer will own all of the Owned Intellectual Property free from any liens and Encumbrances and free from any requirement of any royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever, other than the Permitted Encumbrances or restrictions or conditions contained in the applicable License and Marketing Agreements, Acquisition Agreements or Cross-License Agreements contemplated in Paragraph 3.1(ww)(i), (ii)or (vi);

    (iii)
    No claim or demand of any Person (including any Employee or agent) has been made against the Corporation or, to the Knowledge of the Sellers, against any Licensor nor is there any Proceeding that is pending or, to the Knowledge of the Sellers, threatened, against the Corporation or, to the Knowledge of the Sellers, any Licensor nor is there a reasonable basis therefor which (i) except as disclosed in Schedule 3.1(z), challenges the rights of the Corporation in respect of any Intellectual Property, (ii) except as disclosed in Schedule 3.1(z), asserts that the Corporation is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property (excluding, with respect to Licensed Intellectual Property only, payments not due or payable prior to the Closing under the written licenses or written agreements under which the Corporation receive such rights, all of which are identified in Schedule 3.1(rr) or Schedule 3.1(ww)), or (iii) claims that any default exists under any license or other Contract for Intellectual Property;

    (iv)
    None of the material Intellectual Property is subject to any outstanding Order with respect to a Proceeding in Canada, or, to the Knowledge of the Sellers, outside Canada, in which the Corporation or, to the Knowledge of the Sellers, any Licensor or other party to an Acquisition Agreement or License and Marketing Agreement (such Licensor or other party herein contemplated being herein in this Paragraph (iv) as the "Third Party") was a party, or has been the subject of any litigation with respect to a Proceeding in which the Corporation or, to the Knowledge of the Sellers, any Third Party was a party, in any such case, within the last five (5) years, whether or not resolved in favor of the Corporation, the Third Party or any of them. With respect to non-material Intellectual Property, except as disclosed in Schedule 3.1(z), the Corporation has not received any notice or communication regarding (x) any outstanding Order with respect to a Proceeding in which the Corporation or, to the Knowledge of the Sellers, any Third Party was a party, or (y) any litigation with respect to a Proceeding in which the Corporation or, to the Knowledge of the Sellers, any Third Party was a party, in any such case, within the last five (5) years, whether or not resolved in favor of the Corporation, the Third Party or any of them;

    (v)
    Except as set forth in Schedule 3.1(rr), the Corporation has taken all reasonable steps required in accordance with sound business practice to establish and preserve its ownership of all material Owned Intellectual Property. To the Knowledge of the Sellers, no Person has infringed or misappropriated or is infringing or misappropriating any Owned Intellectual Property;

    (vi)
    Except as disclosed in Schedule 3.1(rr), to the Sellers' Knowledge, the Corporation is not making unauthorized use of any confidential information or trade secret of any Person, including any former employee of the Corporation;

    (vii)
    The Corporation has not granted to any Employee or any other third Persons licenses or options to obtain licenses to any of the Owned Intellectual Property (other than (A) the implied rights granted to Employees to use as necessary in the course of their employment in the Business, (B) Cobalt pursuant to the Cross-License Agreements or (C) Pharmascience under a Terminated Agreement). The Corporation has not granted to any Employee or any other third Persons exclusive licenses or options to obtain exclusive licenses to any of the Licensed Intellectual Property other than to Cobalt pursuant to the Related Party Agreements and other than the implied rights granted to Employees to use as necessary in the course of their employment in the Business;

    (viii)
    The Owned Intellectual Property was (i), where developed by the Corporation, developed by one or more Employees of the Corporation (A) working within the scope of their employment at the time of such development and (B) who executed employment agreements requiring them to assign ownership of all intellectual property rights in such Owned Intellectual Property but who have not executed specific instruments of assignment in favor of the Corporation as assignee in relation thereto or (ii) acquired by the Corporation in connection with acquisitions in which the Corporation obtained the representations, warranties and indemnities from the transferring party relating to the title to such Owned Intellectual Property contained in the Acquisition Agreements (and the Corporation has not waived any of its rights with respect to any such representations, warranties or indemnities). The Corporation has not received any notice from any Employee or other third Person claiming any right, title or interest in any Intellectual Property (excluding patent, copyright and trademark notices and other similar notices imbedded therein by the manufacturer thereof);

    (ix)
    Except as described or set forth in Schedule 3.1(rr), the Corporation holds a valid license to use the Licensed Intellectual Property;

    (x)
    Except as disclosed in Schedule 3.1(rr), immediately after the Closing, subject to obtaining the Sellers' Required Consents and Approvals, the Corporation's rights in the Licensed Intellectual Property will not be not adversely affected by the change in control of the Corporation resulting from the completion of the sale contemplated herein and the Buyer will have the right to use all Licensed Intellectual Property on the same terms and conditions as in effect prior to the Closing, free from any liens and Encumbrances (other than Permitted Encumbrances);

    (xi)
    The Corporation has not received any oral or written notice of any alleged conflict, interference, infringement, or misappropriation between the asserted intellectual property rights of third Persons and the rights and entitlement of the Corporation with respect to any or all of the Licensed Intellectual Property;

    (xii)
    To the Knowledge of Sellers, no third Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with, any Intellectual Property right of the Corporation. There are no Proceedings instituted or pending, or to the Knowledge of the Sellers, there are threatened, which challenges the legality, validity, enforceability, use or ownership of the Licensed Intellectual Property or Owned Intellectual Property;

    (xiii)
    Other than the Intellectual Property, the Corporation does not own and is not licensed to use any patent, nor does the Corporation have any patent applications related to or used by the Corporation in the Business as presently conducted;

    (xiv)
    To the Knowledge of the Sellers, (A) the patents included on the Patent Register in respect of the Products are eligible for inclusion thereon and (B) there is currently no basis for the delisting of such patents from the Patent Register.

  (ss)
  Software

  Except as disclosed in Schedule 3.1(ss), all computer software used by the Corporation in connection with the Business is licensed by the Corporation (the "Licenced Software") and the material Licenced Software (excluding software that was purchased in off-the-shelf commercial packaging and is used in the ordinary course of the Business) is listed on Schedule 3.1(ss) hereto. The Corporation's use or exploitation of the Licensed Software complies in all material respects with the licensing agreements by which the Corporation is afforded use of the Licensed Software (the "Software Licences"). All of such Software Licences are valid and legally binding on the parties thereto and in full force and effect, and the Corporation has paid all amounts due thereunder and has not waived any material rights thereunder.

  (tt)
  Licences

  Other than Regulatory Approvals registered in the names of Licencors or except as disclosed in Schedule 3.1(tt) hereto, the Corporation has obtained from all applicable Governmental Authorities all Regulatory Approvals, consents, licenses, permits, concessions, franchises and similar rights and privileges necessary to carry on the Business as the same is now conducted by it and to use and operate its Assets (collectively the "Licences"). The Corporation was not required by the Regulatory Authorities to obtain a drug establishment licence in connection with the conduct of the Business while a subsidiary of Arrow Pharmaceuticals Inc.; the Regulatory Authorities permitted the Corporation to operate under a drug establishment licence issued to Arrow Pharmaceuticals Inc., an Affiliate of the Corporation. The only Licences issued to the Corporation in relation to the Business are listed in Schedule 3.1(tt). Such Licences are in full force and effect and the Corporation is in compliance in all material respects with all provisions of the Licences and there are no Proceedings in progress, or to the Knowledge of the Sellers, pending or threatened, which may result in the revocation, cancellation, suspension or any adverse modification of any of the Licences.

  (uu)
  Manufacturing and Trials

  Notwithstanding that the Corporation appears as the manufacturer of certain of the Products as a result of being the holder of the NOC applicable to such Product, the Corporation has not and currently does not engage in the manufacturing of any Inventory or otherwise and acquires all of its Inventory from the Licensor of the Product or its designated supplier or has the Product in question manufactured or packaged for it by a third party contract manufacturer or packager. The Corporation has not and currently does not engage in testing or trials on animals.

(ix) as to Insurance

  (vv)
  Insurance

  Schedule 3.1(vv) is a true and complete list of all insurance policies and/or binders maintained by the Corporation's parent company on an umbrella basis for such corporation and its Affiliates and which extends to and provides coverage to the Corporation on its Assets, Business or personnel as of the date hereof (specifying the insured, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder). To the Knowledge of the Sellers, no other insurance is necessary to the conduct of the Business or would be considered to be desirable by a prudent Person operating a business similar to the Business. The Corporation has made available to the Buyer true and complete copies of all such insurance policies. For any current claim that has not been settled or finally determined, the Corporation has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion such that the insurer would be entitled to terminate coverage or deny liability on any such claim, and, to the Knowledge of the Sellers, the Corporation has not otherwise failed to give any notice or present any claim under any such insurance policy in due and timely fashion. All such policies of insurance are in full force and effect and neither the Corporation nor the Corporation's parent Company is in default under the terms of any such policy. To the Knowledge of the Sellers, all such policies of insurance provide for coverages that are reasonable adequate as to the amount and scope for the Business. There have been no substantial changes in the insurance described in Schedule 3.1(vv) since December 3l, 2007.

(x) as to Contracts of the Corporation

  (ww)
  List of Contracts

  Schedule 3.1(ww) is a complete list, showing separately by category:

    (i)
    all licence, marketing, promotion, co-promotion and distributorship agreements (other than Terminated Agreements) to which the Corporation is a party or by which it is bound and pursuant to which the Corporation has been granted the exclusive or non-exclusive right to manufacture, promote, market or distribute the Products in Canada, including all amendments thereto (collectively, the "Licence and Marketing Agreements");

    (ii)
    all licence and asset purchase agreements between the Corporation and Novartis AG and\or Novartis Pharmaceutical Canada Inc. pursuant to which the Corporation acquired its right and interest in the Products [**] and under which the Corporation has any ongoing rights or obligations, including all amendments thereto (collectively, the "Acquisition Agreements");

    (iii)
    all licence, marketing, promotion, co-promotion and distributorship agreements to which the Corporation is a party or by which it is bound and pursuant to which the Corporation had previously been granted the exclusive or non-exclusive right to manufacture, promote, market or distribute in Canada products, other than the Products, which agreements have expired or have been terminated prior to the Execution Date but under which the Corporation has any ongoing rights or obligations which survive such expiration or termination, including all amendments thereto (collectively, the "Terminated Agreements");

    (iv)
    all stand alone confidentiality agreements with third Persons to which the Corporation is a party or by which it is bound and under which the Corporation has any ongoing obligations or rights with respect to confidential information of the Corporation or of any co-contractant thereto (or their respective Affiliates), including all amendments thereto (collectively, the "Confidentiality Agreements");

    (v)
    all technical or quality agreements and all pharmacovigilence agreements to which the Corporation is a party or by which it is bound and pursuant to which the Corporation has ongoing obligations or rights with respect to allocation of responsibility as between the Corporation and the co-contractant thereto for the performance or satisfaction of regulatory compliance issues or obligations in relation to the Products or products previously promoted, marketed, sold or distributed by the Corporation, including all amendments thereto (collectively, the "Technical Agreements");

    (vi)
    all agreements between the Corporation and Cobalt pursuant to which the Corporation or Cobalt, as the case may be, has granted to the other a right to cross-reference its product dossier maintained by the TPD with respect to [**], as the case may be, in support of an application for an NOC by such party in its own name and to promote, market and distribute such product in Canada as a generic or brand product, as the case may be, including all amendments thereto (collectively, the "Cross-Licence Agreements");

    (vii)
    all agreements, arrangements and other commitments or transactions to or by which the Corporation, on the one hand, and the Sellers or any of their Affiliates, on the other hand, are a party or otherwise bound or affected and all other Related-Party Agreements (other than the Cross-Licence Agreements), including all amendments thereto;

    (viii)
    the agreement between [**] and [**] pursuant to which, inter alia, [**] provides storage and logistical services to the Corporation in relation to the storage and distribution of the Products, including all amendments thereto (collectively, the "Storage and Logistics Agreement");

    (ix)
    all stand-alone manufacturing and packaging agreements to which the Corporation is a party or by which it is bound and pursuant to which a third party manufactures or packages, as the case may be, for and\or supplies to the Corporation any Products (or any other products previously distributed by the Corporation if and to the extent the Corporation has any ongoing rights or obligations thereunder), including all amendments thereto (collectively, the "Manufacturing Agreements");

    (x)
    all loan agreements, credit agreements, commitment letters, overdraft agreements, security agreements, debentures and other documents or instruments to which the Corporation is a party, by which it is bound or under which it has any rights or obligations and pursuant to which the Corporation has outstanding indebtedness or financial facilities available or pursuant to which the Corporation has granted to any Person any security on any of its Assets including conditional sale and title retention agreements, including all amendments thereto (collectively the "Credit Agreements");

    (xi)
    all chattel leases and other similar agreements to which the Corporation is a party or by which it is bound and pursuant to which the Corporation leases, rents or otherwise acquires the right to use chattels or moveable property of any Person, including all amendments thereto (collectively the "Equipment Leases" and the chattels and moveable property contemplated therein is collectively referred to as the "Leased Equipment");

    (xii)
    all contracts, agreements or commitments for the purchase or sale of any equipment or fixed or capital assets having a fair market value in excess of Cdn $25,000 in the aggregate ("Agreements for Acquisition or Sale of Capital Assets");

    (xiii)
    all management, consulting, agency or similar contract, agreement or commitments ("Consulting and Management Agreements");

    (xiv)
    all contracts, agreements, arrangements or understandings which contain change of control provisions ("Agreements with Change of Control Provisions");

    (xv)
    all contracts, agreements or commitments to make any gift of any of the Corporation's property, other than donations made in the ordinary course of the Business ("Gift Commitments");

    (xvi)
    all material contracts, agreements or commitments for the supply of Inventory ("Inventory Supply Commitments");

    (xvii)
    all other material contracts and agreements, written or otherwise, to which the Corporation is a party or by which it is bound (other than the employment agreements and arrangements described in Schedule 3.1(gg), the Benefit Plans described in Schedule 3.1(ii) hereto, the insurance policies and binders described in Schedule 3.1(vv) hereto and the Software Licences), including all amendments thereto (collectively, the "Material Contracts").

    (the aforesaid contracts, agreements and commitments, together with the employment agreements and arrangements described in Schedule 3.1(gg), the Benefit Plans described in Schedule 3.1(ii), the insurance policies and binders described in Schedule 3.1(vv) and the Software Licenses, are herein collectively referred to as the "Contracts"). True and correct copies of all such Contracts (including the amendments thereto) have been made available to the Buyer or its Representatives prior to the Execution Date. Other than:

    (A)
    prepaid service contracts on office equipment or with respect to the Premises, if any;

    (B)
    the Contracts, and

    (C)
    the contracts, agreements and commitments and Contract amendments hereafter made or entered into by the Corporation in compliance with the provisions of this Agreement including, without limitation, the Authorized Pre-Closing Transactions.

  the Corporation is not now and will not be at the Closing Time, a party to or bound by any contract, agreement or commitment (whether oral or written) which contain one or more obligations of the Corporation which in the aggregate exceeds Cdn $25,000 (in any such single contract) and which cannot be terminated by the Corporation without penalty on 60 days' notice;

  (xx)
  Status of Contracts

  Save and except as disclosed in Schedule 3.1(xx), neither the Corporation nor, to the best of the Sellers' Knowledge, the other party or parties thereto, is in material default or breach of the terms or provisions of any such Contracts including, without limitation, that the Corporation has satisfied all minimum sales, marketing, inventory purchase and other minimum requirements under the License and Marketing Agreements, and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach of any Contract by the Corporation or such other party or parties thereunder and all such contracts and agreements are legal, valid, binding, enforceable and in full force and effect.

(xi) Miscellaneous

  (yy)
  Compliance with Environmental and Other Applicable Law

  (i)
  The operation of the Business and the use, maintenance and operation of its Assets have been and are in compliance with all Environmental Laws and the Corporation has no liability for environmental matters, including any environmental contamination.

  (ii)
  The Corporation has conducted and is conducting the Business in compliance with all Privacy Legislation relevant to privacy and the protection of personal information and the Corporation is not in breach of any such laws, except for breaches which, in the aggregate, are not material.

  (iii)
  The Business has been and is being conducted and the rights and Assets of the Corporation have been and are being used and operated in compliance, in all material respects, with all other Applicable Laws, including the Food and Drugs Act and the

      Patented Medicines Regulations, 1994, the Ontario Drug Benefit Act, and the Drug Interchangeability and Dispensing Fee Act, and the Corporation is not in material breach of any such laws, and no Proceeding has been filed or commenced against it alleging any failure to do so;

  (zz)
  Restrictions on Doing Business

  Other than as set forth in the Contracts or as required to comply with Privacy Legislation or other Applicable Laws of general application, the Corporation is not a party to or bound by any agreement, contract, agreement, or understanding which would restrict or limit its right to carry on any business or activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business as the Corporation may determine or to use or disclose any information in its possession. The Corporation is not subject to any legislation, Order or requirement of any Governmental Authority which is not of general application to persons carrying on a business similar to the Business. To the Knowledge of the Sellers, there are no facts or circumstances which could materially adversely affect the ability of the Corporation to continue to operate the Business as presently conducted following the completion of the transactions contemplated by this Agreement;

  (aaa)
  Unlawful Payments

  None of the Corporation or any officer, director, employee, agent or representative of the Corporation has made, directly or indirectly, with respect to the operation of the Corporation or the Business any (i) bribe or kickback, (ii) illegal political contribution, (iii) any illegal payment from corporate funds which was incorrectly recorded on the Books and Records of the Corporation; (iv) unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, (v) illegal payment from corporate funds to obtain or retain any business, or (vi) any prohibited rebate as contemplated in the Ontario Drug Benefit Act and the Drug Interchangeability and Dispensing Fee Act.

  (bbb)
  Banking and Trading Accounts and Powers of Attorney

  Schedule 3.1(bbb) is a true and complete list showing:

    (i)
    the name of each bank or other depository in which the Corporation maintains any bank account, trust account, trading account, investment account, custody account or safety deposit box along with the names of all persons authorized to draw thereon or who have access thereto; and

    (ii)
    the name of each Person holding a general or special power of attorney from the Corporation and a summary of the terms thereof.

  (ccc)
  Broker's or Finder's Fees

  Other than CIBC World Markets Inc., whose fees, subject to the exception contemplated in Section 8.1 below, will be paid by the Sellers, no agent, broker, Person or firm is, or will be, entitled to any commission or broker's or finder's fees from the Corporation in connection with any of the transactions contemplated by this Agreement.

  (ddd)
  Securities Legislation

  The Corporation is a "private issuer" as that term is defined in National Instrument 45-106.

  (eee)
  Residency

  Cobalt is not a non-resident of Canada within the meaning of the Tax Act.

  (fff)
  No Other Negotiations

  Other than the Contingent Oryx Products set forth on Schedule 1.1(H) hereto, the Corporation has not been a party to any material or substantial negotiations during the 6 months prior to the Execution Date with any third Person to acquire the right to promote, market, sell or distribute in Canada a prescription pharmaceutical product of such third Person.

  (ggg)
  Accuracy of Representations

  This Agreement does not contain, and no statement contained in the Schedules or Exhibits or in any certificate or agreement furnished by or on behalf of any Seller to Buyer pursuant to any provision of this Agreement contains, any untrue statement of a material fact with respect to any Seller or the Corporation or omit to state any material fact with respect to any Seller or the Corporation necessary to make the statements contained herein or therein not misleading.

3.2   Survival of Representations, Warranties and Covenants of Sellers

  The representations and warranties of the Sellers set forth in subsections 3.1(a), (b), (b.1), (c), (d), (e), (f), (g), (j), (k), (l), (m), and (ccc) shall survive the Closing of the purchase transaction hereunder and shall continue in effect without limitation. The representations and warranties set forth in Section 3.1(ff) shall survive the Closing and shall continue in effect until the first date on which no assessment, reassessment or other document assessing liability for Taxes may be issued to the Corporation in respect of any taxation year end or period or portion thereof prior to or ending on the Closing Date pursuant to any applicable tax legislation. The representations and warranties set forth in Section 3.1(ii) and (yy(i)) shall survive the closing of the purchase transaction hereunder and shall continue in effect for a period of 10 years from the Time of Closing. All other representations and warranties made by the Sellers hereunder shall survive the closing of the purchase transaction hereunder and shall continue in effect for a period of 18 months from the Time of Closing. After such applicable time period, the Sellers shall have no further liability hereunder with respect to such representation or warranty, unless notice in writing of the Claim in relation to such representation and warranty (specifying in reasonable detail the event, matter or default which gives rise to the Claim) has been given to the Sellers prior to the expiration of such applicable period and such Claim is not withdrawn or deemed to have been withdrawn thereafter. Any Claim for breach of a representation or warranty shall be deemed (if it has not been previously satisfied, settled or waived) to have been withdrawn at the end of 2 years following the expiration of such applicable period, unless legal proceedings (or arbitration, by mutual consent) in respect of such Claim shall have been commenced by being issued and served upon the Sellers.

3.3   Representations and Warranties of Buyer

  The Buyer represents, warrants and covenants to the Sellers as follows and acknowledges that the Sellers are relying thereon in connection with its entering into of this Agreement and the consummation of the transaction contemplated hereby:

  (a)
  Corporate Matters

  (i)
  Each of the Buyer and Sepracor is a corporation duly incorporated, organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. No Proceedings have been taken or authorized by the Buyer, Sepracor or by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Buyer or Sepracor.

  (ii)
  Each of the Buyer and Sepracor has all necessary capacity, power and authority to execute and deliver, and to observe and perform its covenants and obligations under, this

      Agreement and the Closing Documents to which it is a party. Each of the Buyer and Sepracor has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

    (iii)
    This Agreement has been, and each Closing Document to which the Buyer is a party will on Closing be, duly executed and delivered by the Buyer and Sepracor, as applicable, and this Agreement constitutes, and each Closing Document to which the Buyer is a party will on Closing constitute, a valid and binding obligation of the Buyer and Sepracor enforceable against the Buyer and Sepracor in accordance with its terms, subject to the qualification that enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and that specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy.

  (b)
  Absence of Conflicting Agreements

  Neither the execution and delivery of, nor the observance and performance by the Buyer or Sepracor of any covenant or obligation under this Agreement or any Closing Document to which it is a party or the Closing contravenes or results in (with or without the giving of notice or lapse of time, or both) or will contravene or violate in any material respect or result in any material breach or default of, or acceleration of any obligation under:

    (i)
    any Applicable Law;

    (ii)
    any Licence of the Buyer or Sepracor;

    (iii)
    the articles, by-laws, directors' or shareholders' resolutions of the Buyer or Sepracor;

    (iv)
    any agreement, lease, mortgage, security document, obligation or instrument to which the Buyer or Sepracor is a party or by which the Buyer or Sepracor or any of their respective assets is affected or bound, other than, in the case of (ii) and (iv), and such contraventions, violations, breaches or defaults that, individually or in the aggregate, are not material or reasonably likely to impair in any material respect the ability of the Buyer or Sepracor to perform its obligations under this Agreement.

  (c)
  Intentionally Omitted

  (d)
  Financing

  The Buyer has sufficient funds, available lines of credit or other sources of immediately available funds to enable it to complete the transactions contemplated hereby at the Closing Time on the terms and conditions of this Agreement.

  (e)
  Approvals of Government Authorities

  No consent, approval, Order or authorization of any Governmental Authority is required by the Buyer or Sepracor in connection with (i) the Closing, or (ii) the execution and delivery by the Buyer or Sepracor of this Agreement or the Closing Documents to which it is a party, or (iii) the observance and performance by the Buyer or Sepracor of their respective obligations under this Agreement or the Closing Documents to which it is a party.

3.4   Survival of Representations, Warranties of Buyer and Covenants of Buyer

        The representations and warranties of the Buyer set forth in subsection 3.3(a) and all of the covenants of the Buyer set forth in this Agreement shall survive the closing of the purchase transaction hereunder and shall continue in effect without limitation. All other representations and warranties set forth in this Section 3.3 shall survive the closing of the purchase transaction hereunder and shall continue in effect for a period of 18 months from the Time of Closing. After such applicable time period, the Sellers shall have no further liability hereunder with respect to such representation or warranty. unless notice in writing of the Claim in relation to such representation and warranty (specifying in reasonable detail the event, matter or default which gives rise to the Claim) has been given to the Sellers prior to the expiration of such applicable period and such Claim is not withdrawn or deemed to have been withdrawn thereafter. Any Claim for breach of a representation of warranty shall be deemed (if it has not been previously satisfied, settled or waived) to have been withdrawn at the end of 2 years following the expiration of such applicable period, unless legal proceedings (or arbitration, by mutual consent) in respect of such Claim shall have been commenced by being issued and served upon the Buyer.

ARTICLE 4
COVENANTS

4.1   Covenants of the Corporation and the Sellers

        The Sellers and the Corporation, jointly and severally, covenant and agree that on or before the Closing Date, or where applicable, thereafter, they will do or cause to be done the following:

  (a)
  Access to Information

  (i)
  afford to Buyer and its Representatives access upon reasonable notice and during normal business hours to any Premises and the Business, and reasonable access to the appropriate Employees of the Corporation, for the purpose of facilitating an effective and efficient integration plan for the Business by the Buyer on and after Closing, provided further that such access shall be conducted in a manner which does not interfere with the normal operations, customers and employee relations of the Business or in a manner which would adversely affect the goodwill of the Business.

  (ii)
  permit the Buyer and its Representatives, upon receipt of reasonable advance notice during normal business hours, reasonable access to the Books and Records, and furnish the Buyer with all such information and copies of such documents relating to the Business and the business, affairs and assets of the Corporation as the Buyer may reasonably request.

  The terms of the Confidentiality Agreement shall govern the Buyer's and its Representatives' obligations with respect to all confidential information with respect to the Business and the Corporation, which has been provided or made available to them at any time, including during the period between the date of this Agreement and the Closing Date. It expressly understood and agreed that the Sellers will not be required to disclose any confidential information of a Licensor or other Person which the Corporation is prohibited from disclosing without the consent of such Licensor or other Person until such Licensor or other Person have provided its consent as required.

  (b)
  Conduct of Business

  During the Interim Period, conduct the Business only in the ordinary course (including payment of accounts payable and other liabilities as they become due consistent with the prior practice of the Corporation in this regard) and use reasonable commercial efforts to preserve intact its business organization, keeping available the services of its officers and employees and maintain relationships with Licensors, suppliers, distributors, customers and others having business relationships with the Corporation so as to preserve the goodwill of the Business. Without limiting the generality of the foregoing, prior to the Closing Date, except as may be first approved by the Buyer or as is otherwise permitted or required by this Agreement, the Corporation will refrain:

    (i)
    from amending its articles, by-laws, constating documents or other organizational documents;

    (ii)
    from amalgamating, merging or consolidating with, or acquiring any shares or assets of, any Person;

    (iii)
    from transferring, leasing, licensing, selling or otherwise disposing of any of the Assets, other than Inventory in the ordinary course of the Business;

    (iv)
    from entering into any contract or commitment or amendments thereto except contracts or amendments thereto in the ordinary course of business;

    (v)
    from entering into any contract or commitment or amendments thereto (other than contracts or commitments for the purchase or supply of Inventory or supplies in the ordinary course of business) involving one or more obligations which in the aggregate exceeds Cdn $20,000 or which is for a term of one year or more;

    (vi)
    except as set forth on Schedule 4.1(b)(vi), from incurring any capital expenditure which is in the case of a single transaction, in excess of Cdn $5,000 and, in the case of all such transactions, in excess of Cdn $20,000 in the aggregate;

    (vii)
    from making any change affecting any bank, safe deposit or power of attorney arrangements of the Corporation;

    (viii)
    from making or rescinding any material Tax election or amending or refilling any Tax Returns;

    (ix)
    from settling or compromising any actions, suits, or Proceedings with respect to Taxes or entering into any binding agreements with respect to Taxes;

    (x)
    from hiring any new employees (whether full or part time, and whether permanent, temporary or hired on a contract basis);

    (xi)
    other than increases previously committed to by the Corporation and disclosed in Schedule 3.1(r) or 3.1(gg), or as contemplated by an Authorized Pre-Closing Transaction, from increasing any compensation payable to any Employee;

    (xii)
    other than as expressly contemplated by an Authorized Pre-Closing Transaction, from establishing, amending or terminating any Benefit Plan, unless required by Applicable Law or by an expressed provision of this Agreement;

    (xiii)
    from waiving, cancelling or writing off any rights, claims, Accounts Receivable or other amounts payable to the Corporation, or making any gift or donation, having a monetary value in a case of a single transaction in excess of Cdn $10,000, and in the case of all such transactions, when added to similar transactions completed by the Corporation since January 1, 2008, will exceed Cdn $25,000 in the aggregate.

    (xiv)
    from taking any action which if entered into before the Execution Date could cause any representation and warranty of the Sellers in this Agreement to be incorrect or constitute a breach of any covenant of the Sellers in this Agreement;

    (xv)
    from causing the Books and Records to be maintained other than in the usual, regular and ordinary manner;

    (xvi)
    from failing to use its commercially reasonable efforts to preserve intact the current business organization and reputation of the Corporation, keep available the services

      (subject to dismissals, resignations and retirements in the ordinary course of business) of the current Employees and agents used in the conduct of the Corporation's business, or, except as contemplated in Authorized Pre-Closing Transactions, maintain the relations and goodwill with suppliers, customers, landlords, creditors, Employees, agents and others having business relationships with the Corporation;

    (xvii)
    from failing to perform in all material respects all of its obligations under all Contracts or comply in all material respects with all Applicable Laws;

    (xviii)
    from issuing any shares of capital stock of the Corporation other than pursuant to Authorized Pre-Closing Transactions;

    (xix)
    from making any material change in pricing, payment or delivery practices or policies or making any material change in prices charged to or payment terms made available to customers;

    (xx)
    from declaring or paying any dividends;

    (xxi)
    from incurring any debt, obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of the Business or except as permitted by Authorized Pre-Closing Transactions, none of which will have a Material Adverse Effect.

  (c)
  Maintenance of Assets and Books and Records

  During the Interim Period, maintain all of its fixed or capital Assets, whether owned or leased, in good condition and repair (ordinary wear and tear accepted) and maintain the Books and Records in the ordinary course on a basis consistent with past practice.

  (d)
  Continue Insurance

  Continue, to maintain in full force and effect all policies of insurance or renewals thereof now in effect and shall give all notices and present all claims under all policies of insurance in a due and timely fashion, it being understood that coverage under such policies shall terminate on the Closing Date.

  (e)
  Notification by Sellers

  Promptly inform the Buyer of (i) any Material Adverse Effect or (ii) any litigation or Proceedings (or communications indicating that the same may be contemplated) that, individually or in the aggregate, would be material or could impede or materially delay the completion of the transactions contemplated by this Agreement.

  (f)
  Sellers' Required Consents and Approvals

  Subject to obtaining the reasonable cooperation of the Buyer, as and where required, use reasonable commercial efforts to obtain or cause the Corporation to obtain, at or prior to the Time of Closing, the consent of Abiogen Pharma S.p.A. contemplated in paragraph 1 of Schedule 3.1(i) to the change of control arising out of the completion of the transaction contemplated herein and the waiver by Abiogen Pharma S.p.A. of its right to terminate the License and Marketing Agreement between the Corporation and Abiogen Pharma S.p.A. with respect to the Product Clasteon.

  (g)
  Resignations

  Ensure that at the Time of Closing all of the directors and officers of the Corporation designated by the Buyer shall resign in favour of nominees of the Buyer.

  (h)
  Corporate Action

  Ensure that all necessary corporate actions, steps and proceedings of the Sellers, the Corporation and Arrow to approve or authorize, validly and effectively, the execution and delivery of this Agreement, as required and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Shares to the Buyer are taken.

  (i)
  Taxes

  Cause the Corporation to prepare and file all Tax Returns required to be filed prior to the Closing Time and to forthwith provide a copy of each such Tax Return to the Buyer and shall cause the Corporation to pay all Taxes payable thereunder. In connection with the preparation of Tax Returns and audits relating to the Corporation by any Governmental Authority or any administrative or judicial Proceeding resulting therefrom, the Sellers and the Buyer and the Corporation will co-operate fully with one another, including but not limited to the furnishing or making available of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of Tax Returns, the conduct of audits or the defence of claims by a Governmental Authority as to the imposition of Taxes.

  (j)
  Delivery of Documents—Purchased Shares

  Deliver to the Buyer (i) all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Shares to the Buyer with a good and valid title, free and clear of all Encumbrances, and (ii) all other Closing Documents reasonably required to complete the transactions of purchase and sale contemplated in this Agreement.

  (k)
  Intentionally Omitted

  (l)
  Employment Agreements

  (i)
  Provide such reasonable assistance as the Buyer may reasonably request to facilitate the conclusion of the Standard Sepracor Canadian Offer Package between the Corporation and each of the Employees listed in Schedule 4.1(1)(A) (the "Key Employees").

  (ii)
  Provide such assistance as the Buyer may request to facilitate the conclusion of the Standard Sepracor Canadian Offer Package between the Corporation and each of the Employees listed in Schedule 4.1(l)(B) (the "Sales Employees").

  (m)
  Discharges

  Ensure that at the Time of Closing, all Encumbrances affecting the Purchased Shares have been fully and forever discharged, vacated or otherwise released.

  (n)
  Releases

  Ensure that at the Time of Closing, the Sellers and each officer and director of the Corporation who will resign in accordance with section 4.1(g) hereof executes a complete release, in form and substance satisfactory to the Buyer's Counsel and the Sellers' Counsel, each acting reasonably, of all claims against the Corporation and its directors and officers, for any matter or thing as at the Closing Date and in any capacity including the capacity of an officer, director or shareholder or employee of the Corporation, provided however that any such releases, (i) in the case of the Sellers, shall not extend to any rights or obligations under the Related Party Agreements, this Agreement or any of the Closing Documents, (ii) in the case of Douglas Reynolds shall not extend to any claims by him in his capacity as an employee of the Corporation for employment compensation (including bonuses) or reimbursable expenses or to any rights which he may have pursuant to or in relation to the employment agreement to be delivered pursuant to Section 5.1(f) hereof, and (iii) in the case of such directors and officers, shall not extend to any indemnification rights to which they are entitled pursuant to any applicable law, any by-law or agreement.

  (o)
  Exclusivity

  Until such time, if any, as this Agreement is rescinded or terminated pursuant to the provisions of Section 5.4, no Seller shall, and each Seller shall cause its Affiliates and Representatives not to, directly or indirectly, enter into any agreement or initiate, pursue or participate in any negotiation or discussion with, or provide any information to, or in any manner solicit, encourage, initiate, entertain or consider any inquiries, offers or proposals from any Person other than Buyer with respect to the possible disposition of all or any portion of the Corporation (including any of its assets other than Inventory in the ordinary course of business) or any business combination involving the Corporation, whether by way of bulk sale or transfer of assets or stock, merger, consolidation, share exchange or otherwise.

  (p)
  Product Liability and Director and Officer Insurance

  Notwithstanding anything in this Agreement to the contrary, Arrow agrees that it shall maintain or cause its applicable Affiliate to maintain in effect for a minimum of three years following the Closing Date its (i) current products liability insurance policy with Continental Casualty Company or an equivalent insurance policy covering claims made after the Closing Date in connection with conduct by the Corporation and the Business on or prior to the Closing Date and (ii) current director and officer insurance policy or insurance policy that covers acts and omissions of directors and officers or an equivalent insurance policy covering claims made after the Closing Date in connection with conduct by the Corporation's officers and directors on or prior to the Closing Date.

  (q)
  Non-Competition

  (i)
  The Sellers and their respective Covenanting Affiliates (as defined below) shall not, either alone or with any third Person, directly or indirectly:

  (A)
  engage in the business of manufacturing for sale in Canada, marketing, promoting, selling, or distributing in Canada any Brand Pharmaceutical Product which is competitive to the Products, for (a) a period of 5 years following the Closing or (b) until the Corporation or its successor permanently withdraws such Product from the Canadian market, whichever first occurs;

  (B)
  engage in the business of manufacturing for sale in Canada, marketing, promoting, selling, or distributing in Canada any Brand Pharmaceutical Product which is competitive to any Additional Products or Contingent Oryx Products which are launched by the Corporation following the Closing, for (a) a period of 5 years following the launch of such Additional Product or Contingent Oryx Product, as the case may be, by the Corporation, (b) a period of 10 years following the Closing, or (c) until the Corporation or its successor permanently withdraws such Additional Product or Contingent Oryx Product from the Canadian market, whichever first occurs;

  (ii)
  The Sellers and their respective Affiliates shall not, either alone or with any third Person, directly or indirectly:

  (A)
  market, promote, sell or distribute in Canada a Competing Generic Product with respect to the Products Niaspan, Angiomax, Advicor, Cubicin, Naprelan or Trosec identified in Schedule 1.1(E) hereof and any other Products for which the TPD has not issued an NOC for a Competing Generic Product for (a) a period of 10 years following the Closing or (b) until the TPD issues an NOC for a Competing Generic Product in relation to such Product to any Person (other than the Sellers or their Affiliates or any third Person acting in conjunction with the Sellers or their Affiliates in the development or approval of such Competing Generic Product), whichever first occurs; or

      (B)
      market, promote, sell or distribute in Canada a Competing Generic Product with respect to any Additional Product or any Contingent Oryx Product for (a) a period of 5 years following the launch of such Additional Product or Contingent Oryx Product, as the case may be, (b) a period of 10 years following the Closing, or (c) until the TPD issues an NOC for a Competing Generic Product in relation to such Additional Product or Contingent Oryx Product, as the case may be, to any Person (other than the Sellers or their Affiliates or any third Person acting in conjunction with the Sellers or their Affiliates in the development or approval of such Competing Generic Product), whichever first occurs.

    (iii)
    For purposes of this Section 4.1(q):

    (A)
    the term "Products" shall also include any prescription pharmaceutical products which the Corporation has the right to market, promote, sell or distribute in Canada under or pursuant to any License and Marketing Agreements or any Acquisition Agreements, in each case, without regard to future amendments, if any, whether or not the Corporation currently markets, promotes, sells or distributes such product;

    (B)
    the term "Covenanting Affiliate" means:

    (I)
    prior to a Change of Control of Cobalt (as defined below), any corporation or other entity which is an Affiliate of the Sellers; and

    (II)
    on or after a Change of Control of Cobalt, any corporation or other entity which is an Affiliate of the Sellers other than (i) a corporation or other entity which became an Affiliate of the Sellers on and as a direct result of the Change of Control of Cobalt, or (ii) a corporation or other entity created, formed or established on or after the Change of Control of Cobalt by any corporation or entity contemplated in (i) above or by the Person who acquired control of Cobalt on the Change of Control of Cobalt, or (iii) any corporation or other entity which becomes an Affiliate of a Person contemplated in (i) or (ii) above as a result of an acquisition, merger, or other similar transaction completed after the Change of Control of Cobalt.

        For purposes of this clause (B), "Change of Control of Cobalt" means that any Person who is not then an Affiliate of Cobalt acquires, directly or indirectly, by sale of assets, sale of shares, issuance of shares, merger, consolidation, share exchange, or other similar transaction more than 50% of the voting securities of Cobalt or of any Affiliate of Cobalt that directly or indirectly (through one or more other Affiliates) controls Cobalt on the Closing Date.

4.2   Delivery of Books and Records

        At the Time of Closing, the Sellers shall deliver or cause to be delivered to the Corporation all of the Books and Records in the possession of the Sellers. The Buyer agrees that it will preserve and cause the Corporation to preserve the Books and Records so delivered to or maintained by it in the same manner as Sepracor preserves its own books and records, provided; however, that if any such Books and Records are not subject to a record retention policy of Sepracor as of the Closing Date, then the Buyer shall retain and cause the Corporation to retain such records for a period of not less than three (3) years from the Closing Date or for such longer period as is required by any Applicable Law, and will permit the Sellers, or authorized representatives of the Sellers, reasonable access thereto in connection with the affairs of the Sellers relating to its matters, but the Buyer shall not be responsible or liable to the Sellers for or as a result of any accidental loss or destruction of or damage to any such Books or Records, absent gross negligence, bad faith and wilful misconduct. Notwithstanding the foregoing, any and all such Books and Records may be destroyed by the Buyer or the Corporation at any time before three (3) years from the Closing Date, if the Buyer sends to the Sellers written notice of its intent to destroy such Books and Records, specifying in reasonable detail the contents of the Books and Records to be destroyed; such Books and Records may then be destroyed at the expense of the Buyer or the Corporation after the 90th day following such notice unless the Sellers notify the Buyer that the Sellers desires to obtain possession of any or all such Books and Records, in which event the Buyer shall transfer the requested Books and Records to the Sellers and thereafter the Sellers shall be responsible for expenses of destroying the Books and Records so transferred to it.

4.3   Buyer's Covenants

        The Buyer covenants and agrees with the Sellers that on or before the Closing Date, it will do or cause to be done the following:

  (a)
  Delivery of Closing Documents

  Execute or cause to be executed, as required, and/or deliver to the Sellers all Closing Documents reasonably required to complete the transactions of purchase and sale contemplated in this Agreement.

  (b)
  Cooperation with Third Party Consents

  Promptly provide to the Sellers such cooperation as the Sellers may reasonably request from time to time with respect to obtaining (i) any Sellers' Required Consent or Approval or determining that such consent or approval is not required under any Contract, and (ii) consents of Licensors or other Person required to disclose confidential information of such Licensor or other Person to the Buyer, Sepracor or their representatives, as they may request, without breaching the terms of any Contract, including, without limitation, providing the Sellers or the Licensor with such information concerning the Buyer or its Affiliates or the conduct of the Business following the Closing as the Sellers or the Licensor in question may reasonably request.

  (c)
  Payment of Initial Purchase Price

  Pay the Initial Purchase Price to the Sellers and, as applicable, the Escrow Agent in accordance with the provisions of Sections 2.3 and 2.4 hereof.

4.4   Actions to Satisfy Closing Conditions

        Each Party shall take all such action as is within its power to control, and shall use its commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all conditions set forth in Article 5 which are for the benefit of any Party. The Parties will co-operate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

4.5   Delivery of Escrow Agreements

        At the Time of Closing, the Buyer shall execute and deliver to the Sellers and the Sellers shall execute and deliver to the Buyer the Escrow Agreement—Security and the Escrow Agreement—Withheld, if necessary, and the Buyer and the Sellers shall jointly cause the Escrow Agent to execute and deliver the Escrow Agreement—Security and the Escrow Agreement—Withheld, if necessary.

4.6   Authorized Pre-Closing Transactions

        It is agreed that on or before the Closing the Sellers shall complete and cause the Corporation to complete the following transactions (the "Authorized Pre-closing Transactions"):

  (i)
  the Corporation will amend the Stock Option Plan to provide for the acceleration of the vesting of those Outstanding Options which would not otherwise vest prior to the Execution Date but for such acceleration;

  (ii)
  the Sellers will enter into agreements with all such holders of Outstanding Options to purchase, at or immediately prior to the Time of Closing, the common shares issued to them pursuant to the exercise of such Outstanding Options for an agreed purchase price and, at or immediately prior to Closing, the Sellers will complete the purchase of all such common shares from such option holders and acquire title to such common shares free and clear of all Encumbrances.

  (iii)
  contemporaneously with the exercise of the Outstanding Options and the payment by the optionees of the aggregate exercise/subscription price for the common shares issued pursuant thereto (the "Increased Capital Contribution"), the Corporation shall redeem/purchase for cancellation from Cobalt such number of Class "A" Shares in the capital of the Corporation such that the aggregate redemption/purchase price of the shares so redeemed/purchased for cancellation (being Cdn $1.00 per share) will, to the nearest dollar equivalent, be equal to the Increased Capital Contribution, it being the intention of the Parties that there shall be no change in the aggregate stated capital of the Corporation as a result of the issuance of such additional common shares and the redemption/purchase for cancellation of the Class "A" Shares contemplated herein.

  (iv)
  prior to the Closing, the Corporation will cancel the Stock Option Plan and will obtain from each employee who held an Outstanding Option a consent to such termination and a release by such employee of any Claim that he or she may have against the Corporation relating to or arising out of the creation, administration, amendment or termination of a Stock Option Plan.

  (v)
  at or prior to the Closing the Corporation shall redeem/purchase for cancellation such number of Class "A" Shares such that the aggregate redemption amount/Purchase Price of the shares so redeemed pursuant to this Paragraph (v) shall, to the nearest dollar equivalent, be equal to the aggregate cash on hand or on deposit for the account of the Corporation immediately prior to the Closing in excess of Cdn $100,000, it being acknowledged and understood that such redemptions/purchases for cancellation are in addition to and not in substitution for the redemptions/purchases for cancellations contemplated in Paragraph (iii) above.

  (vi)
  with respect to any redemption or cancellation of Class "A" Shares described in Section 4.6(iii) or (v) above, where such shares are held by a non-resident of Canada for purposes of the Tax Act, the Corporation shall comply with the requirements of Section 116 of the Tax Act.

4.7   Buyer's Post-Closing Covenants

        The Buyer and Sepracor jointly and severally covenant and agree that subsequent to the Closing Time they will use commercially reasonable efforts to cause the Corporation to file NDS applications with the TPD in Canada for at least [**] New Products within [**] of the Closing and thereafter to diligently pursue, to the extent commercially reasonable, approval from the TPD for such NDS applications in respect of such [**] New Products as well as the data protection contemplated in Section 2.2 hereof with a view to expediting the occurrence of the Milestone Events and accelerating payment of the Milestone Payments contemplated in Section 2.2 hereof. Sepracor and the Buyer acknowledge and agree that if Sepracor or any of its Affiliates other than the Corporation files an NDS in respect of any New Product or receives an NOC or data protection in respect thereof then, for purposes of Section 2.2 hereof and other related provisions of this Agreement, the Corporation shall be deemed to have filed such NDS, to have received the NOC or to have been granted the data protection contemplated herein.

ARTICLE 5
CONDITIONS PRECEDENT TO CLOSING

5.1   Buyer's Conditions of Closing

  The sale and purchase of the Purchased Shares is subject to the following terms and conditions for the benefit of the Buyer to be fulfilled and/or performed at or prior to the Time of Closing:

  (a)
  Accuracy of Representations and Performance of Covenants

  At the Closing Time, all of the representations and warranties of the Sellers made in or pursuant to this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) as if made at the Closing Time (and, unless otherwise date specific, regardless of the date as of which the information in this Agreement or in any schedule or other document made pursuant hereto is given) and shall have been true and correct at all times during the Interim Period, except as such representations and warranties may be affected by events or transactions expressly permitted by this Agreement or undertaken with the consent or approval of the Buyer. At the Closing Time, the Sellers shall have observed or performed in all respects all of the obligations, covenants and agreements on their part to be performed at or before the Closing Time. The Buyer shall have received immediately prior to Closing Time a certificate from a senior officer of the Sellers certifying, to the best of such officer's knowledge, information and belief (after due inquiry) that the conditions in this Section 5.1(a) have been satisfied.

  (b)
  Sellers' Required Consents and Approvals

  The Sellers' Required Consents and Approval contemplated in paragraph 1 of Schedule 3.1(i) shall have been obtained or made on or before the Closing Time, and reasonably acceptable evidence thereof shall be provided to Buyer, and such consent shall not result in the imposition upon the Buyer and/or the Corporation of any additional obligation or liability or result in a waiver or reduction of any right, benefit or forbearance presently enjoyed by the Corporation.

  (c)
  No Material Adverse Change

  No material adverse change shall have occurred since the Execution Date with respect to the Corporation or the Business except for changes expressly contemplated in this Agreement.

  (d)
  Litigation

  No Order shall have been entered that prohibits or restricts the Closing. None of the Parties (including the Buyer), nor any of their respective directors, officers, employees or agents, shall be a defendant or third party to, or threatened with, any litigation or Proceedings before any court or Governmental Authority which, in the opinion of the Buyer, acting reasonably, could prevent or restrict that Party from performing any of its obligations in this Agreement or in any Closing Document.

  (e)
  Receipt of Closing Documents

  All documentation relating to the sale and purchase of the Purchased Shares including the Closing Documents and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Sellers of the Sellers' obligations under this Agreement shall be satisfactory to the Buyer and its counsel, acting reasonably.

  (f)
  Employment Agreements

  Each of the Key Employees shall have completed the Standard Sepracor Canadian Offer Package with the Corporation effective as of the Closing Time.

  (g)
  Performance of Agreements

  All of the agreements of the Sellers and the Corporation to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed.

  (h)
  Intentionally Omitted

  (i)
  Resignations

  The Corporation shall have received the resignations contemplated in Section 4.1(g) and the releases contemplated in Section 4.1(n) effective on the Closing Date.

  (j)
  Proceedings

  All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, acting reasonably, and the Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

  (k)
  Termination of Outstanding Options

  The Sellers and the Corporation shall have provided evidence to the Buyer and its counsel, acting reasonably, confirming that the Outstanding Options have been cancelled\terminated and\or exercised and all of the common shares of the Corporation issued pursuant to such exercise are included in the Purchased Shares and that the Stock Option Plan has been terminated as contemplated in Section 4.6, including copies of authorizing resolutions of the Board of the Corporation and the consents by each of the holders of the Outstanding Options. The Sellers and the Corporation shall have provided copies of releases against the Corporation by each of the holders of the Outstanding Options.

  (l)
  Opinion of Sellers' Counsel

  The Buyer shall have received an opinion dated the Closing Date from the Sellers' Counsel in form and substance satisfactory to the Buyer's Counsel and the Sellers' Counsel, each acting reasonably. In giving such opinion, Sellers' Counsel may rely on the legal opinion of the Sellers' Maltese and Denmark counsels as to matters pertaining to the laws of Malta or Denmark (which opinion shall be in form and substance reasonably satisfactory to Sellers' Counsel and Buyer's Counsel, each acting reasonably) and certificates of a senior officer of the Sellers as to factual matters, so long as they attach these certificates to the opinion.

  (m)
  Intentionally Deleted

  (n)
  Transition Services Agreement

  The Sellers and their Affiliates, as appropriate, shall have entered into a transition services agreement with the Buyer and the Corporation, which agreement shall be in the form of the unexecuted agreement annexed hereto as Exhibit 6 and shall provide for the provision by the Sellers or their Affiliates of certain services specified therein to the Corporation after the Closing including arrangements with respect to the continuing occupation of the Premises by the Corporation.

  (o)
  Ownership of Capital Stock

  The Sellers shall be the registered and beneficial owner of all the issued and outstanding shares of capital stock of the Corporation at the Time of Closing. At the Time of Closing, there shall not be any options, warrants or other rights or privileges for the purchase, subscription, allotment or issuance of any of the unissued shares of the capital stock of the Corporation or of any other securities of the Corporation.

  (p)
  McKesson Agreement

  The Corporation shall have entered into an agreement with McKesson Logistics Solutions for the provision of distribution services on terms no less favorable to the Corporation than the terms set forth in that certain Distribution Services Agreement dated January 31, 2002 originally between McKesson Logistics Solutions (formerly Medis Outsource Logistics) and Arrow Pharmaceuticals Inc. (formerly Cobalt Pharmaceuticals Inc.), as amended.

  (q)
  Release of Royal Bank of Canada

  The Corporation shall have received a release from the Royal Bank of Canada from any Encumbrance on the Corporation's assets and termination of the personal property security registration against it in favour of the Royal Bank of Canada.

  (r)
  Separation of Benefit Plans

  The Corporation shall have taken all steps to have the Benefit Plans which it shares with Arrow Pharmaceuticals Inc. and Cobalt to be separated and to obtain its own stand-alone Benefit Plan from ManuLife Financial on the same terms.

  (s)
  Employee Intellectual Property Assignments

  The Corporation shall have received the appropriate instruments of assignment in favor of the Corporation as assignee from each applicable Employee, if any, that conveys to the Corporation ownership of all intellectual property rights in the Owned Intellectual Property that was developed by such Employee on behalf of the Corporation.

5.2   Conditions to the Sellers' Obligations

  The sale of the Purchased Shares by the Sellers on the Closing Date is subject to the following terms and conditions for the benefit of the Sellers to be fulfilled and/or performed at or prior to the Time of Closing:

  (a)
  Accuracy of Representations and Performance of Covenants

  At the Closing Time, all of the representations and warranties of the Buyer made in or pursuant to this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) as if made at the Closing Time except as such representations and warranties may be affected by events or transactions expressly permitted in this Agreement. At the Closing Time, the Buyer shall have observed or performed in all respects all of the obligations, covenants and agreements which it must perform at or before the Closing Time. The Sellers shall have received immediately prior to Closing Time a certificate from a senior officer of the Buyer certifying, to the best of such officer's knowledge, information and belief (after due inquiry) that the conditions in this Section 5.2(a) have been satisfied.

  (b)
  Opinion of Counsel for Buyer

  The Sellers shall have received an opinion dated the Closing Date from the Buyer's Canadian Counsel in form and substance satisfactory to the Sellers' Counsel and the Buyer's Counsel, each acting reasonably. In giving such opinion, Buyer's Canadian Counsel may rely on the legal opinion of the Buyer's Counsel as to matters pertaining to the laws of Delaware (which opinion shall be in form and substance reasonably satisfactory to Buyer's Counsel and Sellers' Counsel, acting reasonably) and certificates of a senior officer of the Buyer as to factual matters, so long as they attach these certificates to the opinion.

  (c)
  Sellers' Required Consents and Approvals

  The Sellers' Required Consents and Approval contemplated in paragraph 1 of Schedule 3.1(i) shall (i) have been obtained or made on or before the Closing Time, and such consent shall not result in the imposition upon the Buyer and/or the Corporation of any additional obligation or liability or result in a waiver or reduction of any right, benefit or forbearance presently enjoyed by the Corporation, or (ii) have been waived as a condition of Closing by the Buyer.

  (d)
  Litigation

  No Order shall have been entered that prohibits or restricts the Closing. None of the Parties (including the Sellers), nor any of their respective directors, officers, employees or agents, shall be a defendant or third party to, or threatened with, any litigation or Proceedings before any court or Governmental Authority which, in the opinion of the Sellers, acting reasonably, could prevent or restrict the Sellers from performing any of its obligations in this Agreement or in any Closing Document.

  (e)
  Release

  The Corporation shall have delivered to the Sellers and to each of the directors and officers of the Corporation a complete release, in form and substance satisfactory to the Buyer's Counsel and the Sellers' Counsel, each acting reasonably, of all claims that the Corporation may have against such Persons for any matter or thing as at the Closing Date and in any capacity including the capacity of an officer, director or shareholder or employee of the Corporation, provided however that any such releases, in the case of the Sellers, shall not extend to any rights or obligations under the Related Party Agreements or this Agreement.

  (f)
  Replacement Insurance

  The Buyer shall have provided evidence reasonably satisfactory to the Sellers and its counsel, acting reasonably, that it has procured (and there is outstanding at the time of Closing) insurance coverage which extends to the Corporation and which provides it with insurance coverage which is at least equivalent to the insurance coverage available to the Corporation on the Execution Date.

  (g)
  Transition Services Agreement

  The Buyer and the Corporation shall have entered into a transition services agreement with the Sellers and their applicable Affiliates, which agreement shall be in the form of the unexecuted agreement annexed hereto as Exhibit 6.

  (h)
  Employee Share Transfers

  The Sellers shall have either (i) acquired prior to Closing from the holders of the Outstanding Options and from The Douglas Reynolds Family Trust good and marketable title to all of the Purchased Shares not currently owned by the Sellers free of all Encumbrances relating to such third Persons, or (ii) the Buyer has waived the condition of Closing contemplated in paragraph 5.1(o) hereof, it being understood and agreed that if the condition contemplated in paragraph 5.1(o) hereof has been waived by the Buyer, the Buyer shall be entitled to a pro-rata reduction in the Initial Purchase Price on the Closing (and any increase in the Initial Purchase Price pursuant to Section 2.7 and any Milestone Payments, in each case, as and when due). Unless the failure of the Sellers to acquire title to such shares was an intentional breach of this

  Agreement arising out of the wilful and intentional failure of the Sellers to use reasonable commercial efforts to acquire title to such shares as aforesaid, the Buyer and Sepracor shall have no further rights or recourses against the Sellers for any Representation Breach or Covenant Breach arising out of the failure of the Sellers to acquire title to such shares as herein contemplated. For purposes hereof the pro-rata reduction shall be determined based upon (i) in the case of the Initial Purchase Price, the amount thereof allocable to the common shares pursuant to paragraph 2.2(a)(ii) and, (ii) in the case of the increase in Initial Purchase Price pursuant to Section 2.7 or a Milestone Payment, the amount thereof, multiplied by a fraction the numerator of which is the number of common shares which the Sellers failed to acquire title to as aforesaid and the denominator of which is 10,732,500.

5.3   Waiver

        The Sellers or the Buyer may waive, by notice to the other Parties in writing, any condition set forth in this Article 5 which is for its benefit. No waiver by the Sellers or the Buyer of any condition, in whole or in part, shall operate as a waiver of any other condition.

5.4   Non-Performance of Conditions & Termination

        In case any of the foregoing conditions shall not be fulfilled or not performed by the Party by which it is to be performed (the "Defaulting Party") at or before the Closing Time, then the other Party may rescind or terminate this Agreement by notice in writing to the Defaulting Party in which event all of the Parties hereto shall be released from all of their obligations hereunder and shall not be liable for any damages to any other Party; provided, however, the obligations under the Confidentiality Agreement shall continue and, provided further, that if this Agreement is rescinded or terminated by a Party because of a wilful or intentional breach of this Agreement by the Defaulting Party or because one or more of the conditions to the non-Defaulting Party's obligations under this Agreement is not satisfied as a result of the Defaulting Party's wilful or intentional failure to comply with its obligations under this Agreement, the non-Defaulting Party's rights to pursue all legal and equitable remedies shall survive such rescision and termination unimpaired. Unless all of the Parties are released as contemplated above, each Party's right of rescision and termination under this Section 5.4 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

ARTICLE 6
INDEMNITY

6.1   Indemnification by Sellers

  Subject to the terms, conditions, exclusions and limitations provided for in Sections 3.2, 5.2(h), and this Article 6 hereof, the Sellers and Arrow shall, jointly and severally, indemnify, defend and save harmless the Buyer and the Corporation, and each of their respective Representatives from and against any and all Loss suffered or incurred by them, as a result of, or arising out of, in connection with or related to:

  (a)
  any misrepresentation or breach of warranty made or given by the Sellers in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement (a "Representation Breach");

  (b)
  any failure by the Sellers or Arrow to observe or perform any covenant or obligation contained in this Agreement or any Closing Document to be observed or performed by any of them (a "Covenant Breach"); or

  (c)
  subject to Section 8.1 hereof, fees, compensation, or indemnification payable to any investment banker, agent or broker engaged or purportedly engaged by the Sellers or any of their Affiliates in connection with the transaction contemplated herein, including without limitation, by the Corporation to CIBC World Markets Inc. (except to the extent expressly permitted in Section 8.1 hereof).

  For the avoidance of doubt, it is expressly understood and agreed that, notwithstanding Section 3.1 hereof, Sellers are making no representation, warranty or guarantee, nor shall the same be implied, regarding (i) any projections, estimates or budgets delivered or made available to the Buyer of future results, cash flow, operations or conditions of the Business, or (ii) the ability of the Corporation to carry forward and apply non-capital losses of the Corporation for income tax purposes to reduce taxable income in prior or future taxation years of the Corporation (the "Tax Losses").

6.2   Indemnification by the Buyer

  Subject to the terms, conditions, exclusions and limitations provided for in Section 3.4 and this Article 6, the Buyer and Sepracor shall jointly and severally indemnify, defend and save harmless the Sellers and each of the Sellers' Representatives from and against any and all Loss suffered or incurred by them, as a result of, or arising out of, in connection with or related to:

  (a)
  any misrepresentation or breach of any warranty made or given by the Buyer in this Agreement or in any Closing Document;

  (b)
  any failure by the Buyer or Sepracor to observe or perform any covenant or obligation contained in this Agreement or in any Closing Document; or

  (c)
  fees or compensation payable to any investment banker, agent or broker engaged or purportedly engaged by the Buyer or any of its Affiliates in connection with the transaction contemplated herein.

6.3   General Exclusions

  Neither the Sellers nor Arrow shall be liable for Losses or any Claim under Section 6.1 or any claim under or in connection with this Agreement against the Sellers or Arrow for a Representation Breach or a Covenant Breach if and to the extent:

  (a)
  the amount of the Loss has been covered by actual recoveries in directly related claims against third Persons or by actual recoveries from existing or replacement insurance coverage; it being understand and agreed that the Buyer will use, and cause the Corporation to use, reasonable commercial efforts to pursue any available recoveries of such Loss (i) against third Persons, provided, that the Buyer and/or the Corporation do not reasonably determine that pursuing such recoveries against third Persons would be contrary to the best business interests of the Buyer and/or the Corporation, provided further that if Buyer and/or the Corporation determine not to pursue recoveries against such third Persons it or they, as applicable, shall assign to the Sellers their rights entitling them to recovery against such third Persons, such assignment to be in form and content satisfactory to the Sellers acting reasonably, with the intent that such assignment shall be sufficient to enable the assignee to institute the appropriate legal proceeding in their own name without adding the Buyer, the Corporation, or Separcor as a party to such proceedings, and they shall, at the request and expense of the Sellers, provide reasonable cooperation to the Sellers in pursuing such claim, it being understood and agreed that the Buyers shall be entitled to advise such third Persons that their cooperation with the Sellers is a contractual requirement of their right to indemnification, (ii) from existing or replacement insurance coverage;

  (b)
  intentionally omitted;

  (c)
  the event giving rise to the Claim has resulted from any action taken by a Seller or the Corporation after the Execution Date at the written request or direction of, or with the written consent of, the Buyer (and the Buyer shall be deemed to have consented in writing to any action taken by the Seller that it is required or permitted to do pursuant to an express provision of this Agreement); or

  (d)
  if the Claim relates to a Representation Breach under Section 3.1(ff) arising out of an assessment or reassessment of income Taxes with respect to any taxation year of the Corporation ending on or before the Closing Date, whether resulting in a reduction in the Tax Losses claimed by the Corporation or otherwise, which assessment or re-assessment occurs on or prior to the fifth anniversary of the Closing, then the Corporation (or its successor) shall, in the aggregate, be entitled to reductions in the Tax Losses available to the Corporation and\or to apply (and shall be deemed to have applied) up to Cdn $1 million of the Tax Loss otherwise available to the Corporation (to the extent that the Corporation at the Time of Closing could otherwise have properly applied such loss) to reduce the income that the taxing authority has purported to include in the revised taxable income of the Corporation through such assessment or reassessment and the Claim of the Buyer and or the Corporation for the Loss otherwise arising shall be reduced and deemed to be reduced by the amount by which the income Taxes, interest and penalties otherwise assessed or reassessed have been reduced or are deemed to be reduced as a result of such application (whether or not the Corporation actually so applies the Tax Loss, and even if the Tax Loss is not then available to the Corporation or its successor solely because the Corporation or its successor has applied same to reduce the income of the Corporation or its successor for taxation years ending after the Closing Date, it being the intention of the Parties that up to Cdn $1 million of the Tax Loss otherwise legally available to the Corporation at the Time of Closing in accordance with the provisions of the applicable tax legislation will be applied to reduce the income Taxes payable by (or reduce the Tax Losses available to) the Corporation in respect of any taxation year ending on or prior to the Closing Date before the same is used in future taxation years).;

6.4   Disclosure Exclusion

        Neither the Sellers nor Arrow shall be liable for any Representation Breach or Covenant Breach, and Buyers shall not be entitled to bring any Claim under Section 6.1 or any other claim under or in connection with this Agreement against the Sellers or Arrow in respect thereof, if and to the extent the matter resulting in the Claim was reasonably disclosed in any Schedule attached to this Agreement, it being understood and agreed that information in any one Schedule is deemed to be included in all other Schedules to which they reasonably relate, whether or not they are cross-referenced.

6.5   De-minimis, Threshold and Deductible

        Except for Claims resulting from a Representation Breach under Sections 3.1(a), (b), (b.1), (c), (d), (e), (f), (g), (j), (k), (l), (m), (ff), (ii), (yy(i)), and (ccc), Sellers and Arrow shall only be liable for Losses arising out of a Representation Breach if and to the extent that the aggregate Loss arising out of Representation Breaches exceeds $250,000 (the "Threshold") in which case Sellers and Arrow shall only be liable for the Losses exceeding the Threshold; provided, however, that the limitations and restrictions contained in this Section 6.5 shall not apply to any Losses incurred by the Buyer attributable to fraud or an intentional Representation Breach.

6.6   Double Dip

        If one and the same set of facts, events or circumstances qualifies under more than one provision as a breach or entitles the Buyer and/or the Corporation to Claim or Claims or remedies under more than one provision of, or in connection with, this Agreement, then even if the Buyer and/or the Corporation make multiple Claims arising from such facts, events or circumstances, the Buyer and the Corporation shall not be entitled to aggregate recoveries from all such Claims in excess of their aggregate Losses arising from such facts, events or circumstances (subject to the reductions and other limitations contained in this Article 6).

6.7   Maximum Liability of Sellers

        Notwithstanding any other provision of this Agreement, the Sellers and the Buyer further agree that the Sellers shall not be liable to make Indemnity Payments to the Buyer and/or the Corporation on account of Losses arising from a Representation Breach other than Claims resulting from a Representation Breach under Sections 3.1(a), (b), (c), (d), (e) (j), (k), (l), (m), (ff), (ii), (yy(i)), and (ccc) which, in the aggregate, exceed an amount equal to 60% of the aggregate of (i) Initial Purchase Price (as adjusted, if necessary, pursuant to Section 2.7 and 5.2(h)), and (ii) that portion of the Milestone Payments completed in Section 2.2. hereof actually paid by the Buyer following the occurrence of a Milestone Event; provided, however, that such limitation shall not apply to any Representation Breach resulting from Sellers' fraud or an intentional Representation Breach and in such case the amounts of any Losses in respect of such claims shall not be included in determining whether any of the limitations set forth in this Section 6.7 has been exceeded.

6.8   Nature of Payments

        All payments by or to a Party in respect of a claim for indemnification pursuant to this Article 6 shall be treated as an adjustment in the amount of the Purchase Price.

6.9   Exclusion of other Remedies

        The Parties agree that the rights and remedies that a Party may have against the other Party for a breach of any representation, warranty, covenant or obligation under this Agreement or any Closing Document, except for any Loss that is the result of fraudulent conduct, wilful misconduct or intentional misrepresentation or omission, shall be exclusively governed by this Agreement. To the extent permitted by Applicable Law, any further claims and remedies (other than claims for specific performance, injunctive relief or other equitable remedy which do not include claims for monetary damages or fraud), irrespective of the nature, amount or legal basis, are hereby expressly waived and excluded. For the avoidance of doubt, the provisions of this Section 6.9 shall not be construed as limiting in any way whatsoever any remedy other than for the recovery, directly or indirectly, of monetary damages with respect to the matters set forth in Sections 6.1 and 6.2 to which Buyer or Sellers may be entitled.

6.10 Agency for Representatives

        Each Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of that Representative. Each Party agrees that another Party may enforce an indemnity in favour of any of that Party's Representatives on behalf of that Representative.

6.11 Notice of Third Party Claims

        If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt notice thereof. Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.

6.12 Defence of Third Party Claims

        The Indemnifier may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnified Party not later than 15 Business Days after receiving notice of that Third Party Claim (the "Notice Period"). The Indemnifier's right to do so shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim. The Indemnifier agrees to pay all of its own expenses of participating in or assuming such defence. The Indemnified Party shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier and may participate in such defence assisted by counsel of its own choice at its own expense. The Indemnifier shall not enter into any compromise or settlement of any Third Party Claim without obtaining the prior written consent of the Indemnified Party. If the Indemnified Party has not received notice within the Notice Period that the Indemnifier has elected to assume the defence of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and, subject to the provisions of this Article 6, any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim.

6.13 Assistance for Third Party Claims

  The Indemnifier and the Indemnified Party will use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the "Defending Party"),

  (a)
  those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

  (b)
  all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim, and shall otherwise co-operate with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall not exceed the actual cost to the Indemnified Party associated with such employees.

6.14 Settlement of Third Party Claims

        If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 6.12, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim. However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifier shall not, without the consent of the Indemnified Party, enter into any compromise or settlement of any Third Party Claim which would lead to liability or create any financial or other material obligation on the part of the Indemnified Party, or that does not contain a full and unconditional release of the Indemnified Party .

6.15 Indemnification Disputes

  In the event that there is a dispute between an Indemnified Party and an Indemnifier over whether the Indemnifier is liable for a Third Party Claim, then:

  (a)
  the Indemnified Party shall defend the Third Party Claim in accordance with the provisions of Section 6.12 hereof in the same manner and under the same terms as though there were no dispute and the Indemnifier had failed to elect to defend the Third Party Claim itself and the Indemnified Party shall have the right to settle such Third Party Claim pursuant to Section 6.14 hereof;

  (b)
  In addition, the Indemnifier must advise the Indemnified Party of such a dispute and the reasons therefor, in writing, within 30 days after the Third Party Claim is first tendered to the Indemnifier, unless the Indemnified Party and the Indemnifier mutually agree, in writing, to extend the time; and

  (c)
  The Indemnified Party and the Indemnifier shall use good faith efforts to resolve any dispute as to the Indemnifier's indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined before a court of competent jurisdiction. Either Party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such Parties to resolve the dispute (termination of such efforts shall be deemed to have occurred 30 days from the commencement of the same unless such time period is extended by the written mutual agreement of the Parties). The prevailing Party in such a proceeding shall be entitled to recover reasonable legal fees, costs and expenses. From and after the date on which responsibility for a disputed indemnity regarding a Third Party Claim is resolved: (i) the Indemnifier shall continue to pay all costs that are determined by the Parties or the court, as the case may be, to be allocable to any such Third Party Claim which is determined to be a Third Party Claim subject to indemnity, and (ii) the Indemnified Party shall (A) pay all future costs that are determined by the parties or the court, as the case may be, to be allocable to any such Third Party Claim which is determined to be a Third Party Claim not subject to indemnity and (B) reimburse the Indemnifier for all costs previously paid by the Indemnifier which are allocable to such Third Party Claim determined to be a Claim not subject to indemnity.

6.16 Direct Claims

        Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof. The Indemnifier shall then have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifier does not so respond within such 30 day period, the Indemnifier shall be deemed to have rejected such Claim, and in such event the Indemnified Party shall, subject to the provisions of this Article 6, be free to pursue such remedies as may be available to the Indemnified Party.

6.17 Failure to Give Timely Notice

        A failure to give timely notice as provided in this Article 6 shall not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially prejudiced as a result of such failure.

 ARTICLE 7
CLOSING

7.1   Closing Arrangements

        Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein will take place at the Closing Time at the offices of the Buyer's Counsel or at such other place or places as may be mutually agreed upon by the Sellers and the Buyer.

7.2   Documents to be Delivered

        At or before the Closing Time, the Sellers will execute, or cause to be executed, and will deliver, or cause to be delivered, to the Buyer all documents, instruments and things which are to be delivered by the Sellers pursuant to the provisions of this Agreement, and the Buyer will execute, or cause to be executed, and will deliver, or cause to be delivered, to the Sellers all cheques or bank drafts and all documents, instruments and things which the Buyer is to deliver or to cause to be delivered pursuant to the provisions of this Agreement.

ARTICLE 8
GENERAL

8.1   Expenses

        Except as expressly contemplated in this Section 8.1, each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, brokers, accountants or other representatives or consultants ("Transaction Expenses"). Notwithstanding the foregoing, the parties acknowledge that prior to December 31, 2007, the Corporation had paid $53,000.00 (inclusive of GST) to CIBC World Markets Inc. (the "Prior Paid Fees") which would otherwise be a Transaction Expense of the Sellers and agree that, except for the Prior Paid Fees (for which the Sellers shall not be required to reimburse the Corporation or indemnify the Buyer), in no event shall the Corporation be liable for any Transaction Expenses of the Sellers or the Buyer.

8.2   Announcements

        No announcements with respect to this Agreement will be made by any Party without the prior approval of the other Parties. The foregoing will not apply to any announcement by any Party required in order to comply with any Applicable Law, provided that such Party uses commercially reasonable efforts to consult with the other Parties before making any such announcement.

8.3   Time of the Essence

        Time shall be of the essence hereof.

8.4   Notices

  Any notice, demand or other communication (hereinafter in this Section 8.4 called a "notice") required or permitted to be given to either party hereunder shall be in writing and shall be:

  (a)
  personally delivered to such Party or a responsible officer of such Party;

  (b)
  except during a period of strike, lockout or other postal disruption, sent by registered mail, postage prepaid; or

  (c)
  sent by telex, telegraph, facsimile or other form of recorded communication, charges prepaid, confirmed by prepaid registered mail.

  Any notices given pursuant to clauses (b) and (c) hereof shall be sent to the Parties at their respective addresses set out below:

  in the case of a notice to the Sellers or Arrow:

    c/o Cobalt Pharmaceuticals Inc.
    6500 Kitimat Road,
    Mississauga, Ontario, L5N 2B8.

    Attention: Ian Jacobson
    Facsimile: (905) 814-8696

    With a copy to:

    Blaney McMurtry LLP
    2 Queen Street East, Suite 1500
    Toronto, ON M5C 3G5

    Attention: Jack Ditkofsky
    Facsimile: (416) 596-2048

  in the case of a notice to the Buyer or Sepracor addressed to it at:

    Sepracor Inc.
    84 Waterford Drive
    Marlborough, MA 01752

    Attention: Adrian Adams, President & CEO
    Facsimile Number: (508) 357-7511

    with a copy to:

    Sepracor Inc.
    84 Waterford Drive
    Marlborough, MA 01752

    Attention: Andrew Koven, Executive Vice President, General Counsel & Corporate Secretary
    Facsimile Number: (508) 357-7511

    and with a copy to:

    Holland & Knight LLP
    701 Brickell Avenue
    Suite 3000
    Miami, FL 33131

    Attention: Rodney H. Bell, Esq.
    Facsimile Number: (305) 789-7799

  or at such other address as the party to whom such notice is to be given shall have last notified to the party giving the same in the manner provided in this Section 8.4. Any notice given by personal delivery or by telex, telegraph, facsimile or other form of recorded communication, shall be deemed to be given and received on the date of delivery or receipt provided that if such day is not a Business Day, then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice given by mail as aforesaid shall be deemed to have been given and received on the fourth Business Day next following the date of its mailing provided no postal strike is then in effect or comes into effect within 4 Business Days after such mailing which affects the delivery of mail to the intended recipient.

8.5   Assignment

        Neither this Agreement nor any rights or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties; provided that the Buyer may assign any of its rights or obligations hereunder to an Affiliate of the Buyer without the consent of any other Party, provided that the Buyer and Sepracor will remain liable for their obligations under this Agreement. Subject to the foregoing, this Agreement shall ensure to the benefit of and be binding upon the parties and their respective successors (including any successor by reason of the amalgamation of any Party) and permitted assigns.

8.6   Further Assurances

        Each party hereto hereby agrees that it/he will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its/his power as the other party hereto may in writing from time to time reasonably request be done and/or executed, in order to consummate the transactions contemplated hereby or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered pursuant hereto and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated hereby, whether before or after the closing.

8.7   Attornment

        Each party irrevocably consents and attorns to the personal jurisdiction of the courts of the Province of Ontario in all matters relating to or arising out of this Agreement, and waives any right such party may have to object to the venue or jurisdiction of such courts. Each party further agrees that these courts will have exclusive jurisdiction over any suit, proceeding or action under, relating to or arising out of this Agreement. Each party irrevocably consents to the service of process from any of the courts of Ontario by delivering copies as required by the notice section of this Agreement to such party at its address designated pursuant to this Agreement, with such service of process to become effective as provided for notices in such section.

8.8   Invalidity

        Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement prohibited or unenforceable in any respect. Should any provision of this Agreement be so held to be unenforceable, such provision, if permitted by law, shall be considered to have been superseded by a legally permissible and enforceable clause which corresponds most closely to the intent of the parties as evidenced by the provision held to be unenforceable.

8.9   Counterparts

        This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

8.10 Facsimile Signatures

        All signatures of the Parties may be transmitted by facsimile or through other electronic means and each such transmission shall for all purposes be deemed to contain the original signature of the person whose signature it reproduces and shall be binding upon that person and on the Party on whose behalf that person signed. Each party hereto undertakes to provide each and every other party hereto with a copy of this Agreement bearing original signatures forthwith upon demand.

[Signatures to appear on following page.]

        IN WITNESS WHEREOF this Agreement has been executed as of the date first above written.

COBALT PHARMACEUTICALS INC.
Per:	/s/ Ian Jacobson
Per:	/s/ Henry Koziarski
MELVILLE HOLDINGS LIMITED
Per:	/s/ Howard Simson
1765800 ONTARIO LIMITED
Per:	/s/ Adrian Adams
ORYX PHARMACEUTICALS, INC.
Per:	/s/ Doug Reynolds
Per:	/s/ Julian Neil Tabatznik
SEPRACOR INC.
Per:	/s/ Adrian Adams
ARROW GROUP A.p.S.
Per:	/s/ Howard Simson

 SCHEDULE A

DEFINITIONS

        "Accounting Records" means all of the Corporation's books of account, accounting records and other financial data and information relating to the Business;

        "Accounts Receivable" means all accounts receivable, notes receivable and other debts due or accruing due to the Corporation in connection with the Business;

        "Additional Products" means those prescription pharmaceutical products listed in Schedule 1.1(F), being pharmaceutical products currently promoted and marketed by Sepracor Inc. in the United States of America or in respect of which Sepracor Inc. is currently seeking an approval for an NDA from the United States Food and Drug Administration;

        "Affiliate" means, in relation to any Party, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term "control" (as used in the terms "controls", "controlled by" and "under common control") means either (i) holding 50% or more of the voting securities of such Person or, (ii) in the case of a Person that has no outstanding voting securities, having the right to 50% or more of the profits of such Person or having the right in the event of dissolution to 50% or more of the net assets of such Person or, (iii) the power to direct or cause the direction of the management and policies of such Person, whether pursuant to the ownership of voting securities, by contract or otherwise;

        "Agreement" means this share purchase agreement including all attached Schedules, as the same may be supplemented, amended, restated or replaced from time to time;

        "Applicable Law" means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), or Order, or any consent, exemption, approval or Licence of any Governmental Authority, that applies in whole or in part to the Sellers, the Buyer, the Corporation, the Business, the way the Business is carried on or to any of the Purchased Shares;

        "Assets" means all of the assets, real and personal, tangible and intangible, and undertakings of the Corporation reflected in the Corporation Financial Statements or acquired after December 31, 2007 including the Inventory, the Accounts Receivable, the Equipment, the Licenses, the Contracts and the Intellectual Property;

        "Authorized Pre-closing Transactions" has the meaning assigned thereto in Section 4.6;

        "Benefit Plans" means all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to or required to be contributed to by the Corporation for the benefit of any of the Employees or other dependents, whether or not insured and whether or not subject to any Applicable Law, except that the term "Benefit Plans" shall not include any statutory plans with which the Corporation is required to comply, including the Canada/Quebec Pension Plan or plans administered pursuant to applicable provincial health tax, workers' compensation and unemployment insurance legislation;

        "Books and Records" means the Accounting Records and all books, records, sales and purchase records, lists of suppliers, formula, business reports and research and development information of the

Corporation and plans and projections for the Business and all other documents, files, records, correspondence, and other data and information, financial or otherwise, which are relevant to the Corporation or the Business, including all data and information stored electronically or on computer related media;

        "Brand Pharmaceutical Product" means any pharmaceutical product approved under an NDS or supplemental NDS.

        "Business" means the business carried on by the Corporation of acquiring the right to market (by in-licensing or acquisition), marketing, and selling branded prescription pharmaceutical products to wholesalers, physician specialists and hospitals within Canada;

        "Business Day" means a day other than a Saturday, Sunday, on which Canadian chartered banks are open for the transaction of domestic business in Toronto, Ontario, and U.S. chartered banks are open for the transaction of domestic business in Boston, Massachusetts;

        "Buyer's Counsel" means Holland & Knight LLP;

        "Claim" means any demand, action, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right to indemnification under Sections 6.1 or 6.2;

        "Closing" means the completion of all of the transactions contemplated by this Agreement which are to occur contemporaneously at or prior to the Time of Closing;

        "Closing Date" means the date on which all conditions to Closing are satisfied or waived; provided, however, that the Closing Date shall not be a date earlier than June 1, 2008; provided, further, however, that either party shall have the right to terminate the Agreement if Closing has not occurred prior to the 1st day of July, 2008;

        "Closing Document" means any document delivered at or prior to the Closing Time as provided in or pursuant to this Agreement;

        "Closing Financial Statements" has the meaning assigned thereto in Section 2.7;

        "Collective Agreement" means any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any Employees;

        "Competing Generic Product" means with respect to a Product, Additional Product or Contingent Oryx Product, any generic pharmaceutical product in respect of which the TPD has issued an NOC based upon an Abbreviated New Drug Submission that references the Product, Additional Product or Contingent Oryx Product, as the case may be;

        "Confidentiality Agreement" means the agreement dated December 3, 2007 between Sepracor Inc. and Oryx Pharmaceuticals Inc.;

        "Contingent Oryx Product" means a prescription pharmaceutical product identified in Schedule 1.1(H) hereto in respect of which the Corporation enters into a license or distribution agreement within one year following the Closing with the third Person identified on such Schedule as the potential licensor thereof, pursuant to which the Corporation will promote, market, sell or distribute such prescription pharmaceutical product in Canada;

        "Contracts" has the meaning assigned thereto in Section 3.1(ww);

        "Corporation Financial Statements" means the audited financial statements of the Corporation for the fiscal years ended December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007 each consisting of a balance sheet, statements of income and retained earnings and cash flows and the Auditors report thereon, true copies of which are attached hereto as Schedule 1.1(A);

        "Cross-Licence Agreements" has the meaning assigned thereto in Section 3.1(ww);

        "Direct Claim" means any Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

        "Employees" means all Persons engaged by the Corporation to supply services in connection with the Business, including all employees (whether full or part time, and whether permanent, temporary or hired on a contract basis and including those employees absent from work by reason of short or long term disability, authorized leave of absence and pregnancy, maternity, paternal or parental leave) and Persons retained by the Corporation as independent contractors or under management or consulting agreements who devote all or substantially all of their respective working time and attention to the affairs of the Corporation;

        "Encumbrance" means any encumbrance of any kind whatever and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, an adverse claim or any other right, option or claim of others of any kind whatever affecting the Assets or the Purchased Shares;

        "Environmental Laws" includes all federal, foreign, provincial, municipal territorial, or local, laws, requirements, statutes, regulations, by-laws, guidelines, policies or rules, and Orders of any Governmental Authority and the common law, relating in whole or in part to the environment and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any hazardous substance and any laws relating to asbestos or asbestos containing materials in the environment, in the workplace or in any building;

        "Equipment" means all fixed assets and tangible personal property of the Corporation (other than Inventory and supplies), including all equipment described in Schedule 1.1(B) and all fixtures, furniture, furnishings, tools, spare parts, vehicles and computer hardware owned or leased by the Corporation and used by the Corporation in the Business and not intended for sale;

        "Equipment Leases" has the meaning assigned thereto in Section 3.1(ww);

        "Escrow Agent" means Computershare Trust Company of Canada;

        "Escrow Agreement—Security" means the agreement among the Parties hereto and the Escrow Agent in the form of the draft agreement attached hereto as Exhibit 2;

        "Escrow Agreement—Withheld Amount" means the agreement among Melville, the Buyer and the Escrow Agent in the form of the draft agreement attached hereto as Exhibit 3;

        "Escrow Amount" has the meaning assigned thereto in Section 2.6;

        "Execution Date" means the date on which all of the Parties have executed this Agreement;

        "Food and Drugs Act" means the Food and Drugs Act (Canada) and the regulations enacted thereunder and the guidelines and other sub-regulatory documents issued thereunder, including current good manufacturing practices regulations, as the same may be amended, revised or re-enacted from time to time;

        "Formulary" means the Ontario Drug Benefit Formulary/Comparative Drug Index issued and maintained by the Ministry of Health and Long Term Care of the Province of Ontario or any similar or comparable listing or compilation published or maintained in any other province or territory in Canada;

        "Generally Accepted Accounting Principles" means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles;

        "Governmental Authority" means any domestic or foreign government whether federal, provincial, state or municipal and any crown or state owned corporation, governmental, regulatory, legislative or administrative agency, authority or commission of any kind whatever or any court, tribunal or judicial or arbitral body of competent jurisdiction;

        "including" means "including without limitation" and "includes" means "includes without limitation" and each of the terms "including" and "includes" shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

        "Indemnified Party" means any Person entitled to indemnification under this Agreement;

        "Indemnifier" means any Party obligated to provide indemnification under this Agreement;

        "Indemnity Payment" means any amount of Loss required to be paid pursuant to Sections 6.1 or 6.2;

        "Independent Accountant" means Grant Thornton LLP, or another internationally recognized independent accounting firm acceptable to Sellers and Buyer;

        "Intellectual Property" means all intellectual property rights of the Corporation, including:

  (i)
  all copyrights;

  (ii)
  all patents, the inventions claimed therein and all applications of or relating to the Business, including patents which may be issued out of such applications, (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions), applied for or registered in any jurisdiction;

  (iii)
  all trade-marks, trade names, designs, graphics, logos and other commercial symbols of the Corporation, whether registered or not;

  (iv)
  all trade secrets and confidential information;

  (v)
  all of the right, title and interest of the Corporation to the URL: www.oryxpharma.com, to the website designated by such URL and to any e-mail address which incorporates any element of such URL; and

  (vi)
  including those rights set forth in Schedule 3.1(rr);

        "Interim Period" means the period from and including the Execution Date to and including the Closing Time;

        "Inventory" means all raw material and supplies, manufacture and purchase parts, goods in process and finished, goods, wares, stock-in-trade and other merchandise and inventory of the Business on hand at any of the Premises and all inventory of pharmaceutical products stored for the account of the Corporation in the warehouses or other applicable facilities maintained by the third Persons who manufacture, package and\or provides logistical services to the Corporation;

        "Key Employees" has the meaning assigned thereto in Section 4.1(l)(i);

        "Knowledge" means, with reference to any of the representations and warranties of the Sellers, solely the actual knowledge as of the Execution Date of those individuals listed in Schedule 1.1(C);

        "License" has the meaning assigned thereto in Section 3.1(tt);

        "Licensed Intellectual Property" means Intellectual Property rights licensed to the Corporation and used or available for use in connection with all or any part of the Business, including those listed in Schedule 3.1(rr) hereto and identified as such, and all renewals, modifications and extensions of any of the aforesaid;;

        "Licensed Software" has the meaning assigned thereto in Section 3.1(ss);

        "Licensor" means the Person (other than the Corporation) to a Licence and Marketing Agreement or Terminated Agreement or the Affiliate of such Person in whose name a Regulatory Approval relating to a Product is registered or who is or purports to be the registered owner or authorized user of any Licensed Intellectual Property used by the Corporation in connection with the Business;

        "Loss" means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, excluding indirect or consequential damages; provided that the amount of any losses in respect of any inaccuracy or breach of a representation or warranty shall be determined regard to any materiality or material adverse effect qualifier;

        "Material Adverse Effect" means any event, occurrence, fact, condition, change or effect that has a materially adverse effect on the Corporation, the Business, the Assets, or the operations, condition (financial or otherwise), prospects or results of operations of the Business;

        "Material Contracts" has the meaning assigned to such term in Section 3.1(ww);

        "New Products" means any prescription pharmaceutical product in respect of which the Corporation files, or is deemed pursuant to Section 4.7 hereof to have filed, within ten years of the Closing an NDS with the TPD or its successor seeking a marketing approval therefore in Canada and includes, without limitation, an Additional Product, but does not include (i) a Contingent Oryx Product or (ii) a product in-license by the Corporation from a third Person if the corresponding or equivalent product is not in-licensed by Sepracor or any of its Affiliates for sale or distribution in the United States (whether prior, at the same time as, or subsequent to the in-license arrangement in Canada);

        "NOC" means a Notice of Compliance issued by the TPD pursuant to the Food and Drugs Act;

        "Non-Active Employees" means on any particular date, those Employees who are absent from work on such date by reason of short or long term disability or by reason of authorized leave of absence including pregnancy, maternity, paternal or parental leave, but for greater certainty does not include Employees who are absent from work on such date by reason of illness (which is not a disability), holiday or scheduled day off;

        "NDS" means a new drug submission within the meaning of the Food and Drug Act and includes a supplemental new drug submission, as the same may be amended from time to time;

        "Occupational Health and Safety Acts" means the Occupational Health and Safety Act (Ontario) and all other legislation of any jurisdiction dealing with any of the subject matter of that Act or with any aspect of the health or safety of employees;

        "Order" means any order (draft or otherwise), judgement, injunction, decree, award or writ of any Governmental Authority or other Person having jurisdiction;

        "ordinary course" when used in relation to the conduct of the Business means any transaction which constitutes an ordinary day-to-day business activity of the Corporation conducted in a manner consistent with the Corporation's past practices;

        "Owned Intellectual Property" means Intellectual Property owned by the Corporation and used or available for use in connection with all or any part of the Business, including those listed in Schedule 3.1(rr) hereto and identified as such.

        "Parties" means the Persons who have executed and are bound by the terms of this Agreement collectively, and "Party" means any one of them;

        "Pension Plans" means all Benefit Plans relating to retirement or retirement savings including pension plans, pensions or supplemental pensions "registered retirement savings plans" (as defined in the Income Tax Act (Canada)), "registered pension plans" (as defined in the Income Tax Act (Canada)) and "retirement compensation arrangements" (as defined in the Income Tax Act (Canada)), but for greater certainty does not include a Benefit Plan which is a registered retirement savings plan held by any employee and administered by a Person other than the Corporation for the benefit of such employee to which the Corporation makes a contribution;

        "Permitted Encumbrances" means the Encumbrances described in Schedule 1.1(D);

        "Person" shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any Governmental Authority or any other entity recognized by law;

        "Personal Information" means any information about an identifiable individual;

        "Premises" means the premises occupied and shared by the Corporation at 6601 Kitimat Road, Mississauga, Ontario pursuant to the terms of the Service and Cost Sharing Agreement;

        "Privacy Legislation" means the Personal Information Protection and Electronic Documents Act (Canada) and all other laws, regulations, by-laws and ordinances that regulate the collection, use or disclosure of Personal Information or information about entities other than identifiable individuals in each jurisdiction in which the Corporation carries on the Business;

        "Proceedings" means a claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, administrative proceedings, changes, plea, mediation, hearing, governmental proceeding or other proceeding including appeals and applications for review;

        "Products" means those prescription pharmaceutical products listed in Schedule 1.1(E), being the Products currently promoted and marketed by the Corporation in Canada;

        "Purchase Price" means the purchase price to be paid by the Buyer for the Purchased Shares as provided in Section 2.2;

        "Purchased Shares" means all of the shares of the Corporation issued and outstanding at the Time of Closing and includes the Current Issued Shares and all common shares of the Corporation issued pursuant to the exercise of the Outstanding Options;

        "Regulatory Approval" means in relation to a Product, the NOC and such provincial and/or territorial licences, authorizations, consents, approvals or registrations required in any province or territory in Canada to sell a pharmaceutical product in such province or territory or to cause such Product to be registered or listed in the Formulary published or maintained for that jurisdiction;

        "Regulatory Authorities" means the TPD and the provincial government ministry, department or agency, the regulatory body or other Person responsible in the province or territory in Canada in question for issuing Regulatory Approvals and/or for enacting, monitoring and/or enforcing the applicable laws, rules and regulations relating to the sale of pharmaceutical products in such market or jurisdiction, the pricing of pharmaceutical products, the designation or listing of any pharmaceutical product as interchangeable with one or more other pharmaceutical products or the listing or acceptance of a pharmaceutical product for listing in the Formulary published in that jurisdiction, including, by way of illustration only and without limitation, the Ministry of Health and Long Term Care in the Province of Ontario;

        "Related Party Agreements" means the Cross-Licence Agreements, the Service and Cost Sharing Agreement and those other agreements, if any, listed in Schedule 1.1(G) hereof;

        "Representative" means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of a Party;

        "Sales Employees" has the meaning assigned thereto in Section 4.1(l)(ii);

        "Sellers' Counsel" means Blaney McMurtry, LLP;

        "Sellers' Required Consents and Approvals" has the meaning assigned thereto in Section 3.1(i);

        "Service and Cost Sharing Agreement" means the agreement made as of the 1st day of January, 2005 among the Corporation, Cobalt and Arrow Pharmaceuticals Inc. pursuant to which, inter alia, the Corporation occupies the Premises and Cobalt provides certain administrative and regulatory services to the Corporation;

        "Specifications" means the terms and conditions applicable to the Product in question as contemplated by its NOC, as the same may be supplemented from time to time;

        "Standard Sepracor Canadian Offer Package" means the form offer letter annexed hereto as Exhibit 5 and such other standard employment documents consistent with those applicable to other employees of Sepracor, to the extent consistent with applicable Canadian federal and provincial laws;

        "Target Working Capital" means the sum of Cdn $2,700,000;

        "Tax Act" means the Income Tax Act (Canada) and the rules and regulations promulgated thereunder, and the provincial counterparts thereof, as the same may be amended from time to time;

        "Tax Losses" shall have the meaning attributed thereto in Section 6.1 hereof;

        "Tax Returns" means all reports, returns and other documents filed or required to be filed by the Corporation in respect of Taxes, or in respect of or pursuant to any domestic or foreign federal, provincial, state, municipal, local, territorial or other taxing statute;

        "Taxes" means all taxes and similar governmental charges, including:

  (a)
  Canadian federal, provincial, municipal territorial, and local, foreign or other income, profit, gains, gross receipts, windfalls, franchise, license, capital, real property, land transfer, personal property, tangible, intangible withholding, payroll, employer health, transfer, sales, use, excise, goods and services, consumption, anti-dumping, countervail and value added, stamp, severance, social services, social security, education, utility, surtax, employer health, real property and personal property and any other taxes, charges, custom duties, excises, import or export fees, imposts, levies, assessments or similar charges in the nature of a tax for which the Corporation may have any liability imposed by Canada or any province, municipality, country or foreign Governmental Authority or subdivision or agency thereof, whether disputed or not;

  (b)
  all Canada Pension Plan and Quebec Pension Plan contributions, employment or unemployment insurance premiums and workers compensation premiums, together with any instalments with respect thereto; and

  (c)
  any interest, fines and\or penalties imposed by any Governmental Authority (including federal, provincial, municipal, local, territorial, and foreign governmental authorities), with respect to Taxes and whether disputed or not;

        "Terminated Agreements" has the meaning assigned thereto in Section 3.1(ww);

        "Third Party Claim" means any Claim asserted against an Indemnified Party or the Corporation, that is paid or payable to, or claimed by, any Person who is not a Party or an Affiliate of a Party;

        "Time of Closing" or "Closing Time" means 10:00 a.m. on the Closing Date or such other time on such date as the Parties may agree upon before then in writing;

        "TPD" means the Therapeutic Products Directorate of Health Canada (or whatever such agency might be called from time to time) or any successor agency having regulatory jurisdiction over the manufacture, distribution and sale of prescription pharmaceutical drugs in Canada;

        "Withheld Amount" shall have the meaning attributed thereto in Section 2.4(b) hereof.

QuickLinks

  Exhibit 10.1
SHARE PURCHASE AGREEMENT
ARTICLE 1 INTERPRETATION
ARTICLE 2 PURCHASE AND SALE
ARTICLE 3 REPRESENTATIONS AND WARRANTIES
ARTICLE 4 COVENANTS
ARTICLE 5 CONDITIONS PRECEDENT TO CLOSING
ARTICLE 6 INDEMNITY
ARTICLE 7 CLOSING
ARTICLE 8 GENERAL
SCHEDULE A DEFINITIONS